Exhibit (10)(b)

Stock and Asset Purchase Agreement

by and among

The Tech Group, Inc.

and

Steven K. Uhlmann

and

Haldun Tashman

and

West Pharmaceutical Services, Inc.

Dated as of April 28, 2005

i

(continued)

(continued)

(continued)

(continued)

10.9	Effect of Materiality	72
10.10	Adjustment to Purchase Price	72
10.11	Exclusive Remedy	73
10.12	Claims Against Indemnity Escrow Amount First	73
10.13	Limitations on Environmental Condition Indemnification	73
ARTICLE 11	TERMINATION	74
11.1	Termination	74
11.2	Effect of Termination	75
11.3	Termination Fee	75
ARTICLE 12	GENERAL PROVISIONS	76
12.1	Expenses; Transfer Taxes	76
12.2	Notices	76
12.3	Dispute Resolution	78
12.4	Waiver; Remedies Cumulative	79
12.5	Entire Agreement and Modification	79
12.6	Assignments; Successors; No Third-Party Rights	79
12.7	Severability	80
12.8	Dates and Times	80
12.9	Governing Law	80
12.10	Execution of Agreement	80

APPENDICES AND EXHIBITS

Appendix A	Definitions
Exhibit A	EBITDA Test Escrow Agreement
Exhibit B	Indemnity Escrow Agreement
Exhibit C	Bill of Sale
Exhibit D	IP Assignments
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Uhlmann Consulting Agreement
Exhibit G	Tashman Consulting Agreement
Exhibit H	AlphaAdvisors Consulting Agreement

v

STOCK AND ASSET PURCHASE AGREEMENT

          THIS STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of April 28, 2005 by and among The Tech Group, Inc., an Arizona corporation (“Seller”), West Pharmaceutical Services, Inc., a Pennsylvania corporation (“Buyer”), Steven K. Uhlmann, an individual residing in the State of Arizona (“Uhlmann”), and Haldun Tashman, an individual residing in the State of Arizona (“Tashman”).  Uhlmann and Tashman are sometimes referred to in this Agreement collectively as the “Shareholders” and each individually as a “Shareholder”.  Seller, Buyer and Shareholders are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party”.

RECITALS

          A.          Seller and the Subsidiaries are in the business of providing contract design, tooling and manufacturing services and solutions using injection molding and component assembly processes for the medical device, pharmaceutical, diagnostic and general healthcare and consumer industries (the “Business”).

          B.          Seller wishes to sell, assign and transfer to Buyer, and Buyer wishes to purchase and acquire from Seller, as a going concern, the Business and substantially all of the assets of Seller used in the conduct of the Business, including the outstanding stock of, or other equity interests in, Seller’s wholly-owned subsidiaries that carry on Business operations and other entities in which Seller owns an equity interest, other than Tech Group Asia and TSC Holdings, and Buyer is further prepared to assume certain specified liabilities of Seller related to the Business, for the consideration and upon the other terms and conditions set forth in this Agreement.

          NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS AND USAGE

          1.1          Definitions.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the meanings set forth in Appendix A attached hereto.

          1.2          Interpretation.  In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa, and reference to any gender includes the other gender and the neuter, as applicable;

              (b)          reference to any Person includes such Person’s successors and assigns, to the extent that such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

              (d)          reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the date hereof (or at such other applicable time as may be referenced herein or as the context referenced herein may imply), including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law in effect on the date hereof (or at such other applicable time as may be referenced herein or as the context referenced herein may imply);

              (e)          “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof or any Appendix, Exhibit or Schedule attached hereto;

              (f)          “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and shall be deemed to be followed by the words “without limitation”;

(g) Article and Section headings are provided for convenience of reference only and shall not affect the construction or interpretation of any provision hereof;

              (h)          any references to “Article”, “Section”, “Appendix”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Article, Section, Appendix, Schedule or Exhibit of or to this Agreement;

(i) “or” is used in the inclusive sense of “and/or”;

(j) all accounting terms shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP;

(k) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, amendments or supplements thereto; and

(l) the term “Seller” means Seller only, and does not include any Subsidiary or any other Person in which Seller owns an equity interest.

ARTICLE 2
SALE AND PURCHASE OF SUBSIDIARY SHARES AND SELLER ASSETS

          2.1          Sale of Subsidiary Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrance, other than Permitted Encumbrances, all right, title and interest in and to the issued and outstanding shares of the Subsidiaries, as such shares are more fully described in Section 3.4(a) (collectively, the “Subsidiary Shares”).

          2.2          Sale of Seller Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrance, other than Permitted Encumbrances, all right, title and interest in and to the properties and assets owned by Seller wherever such properties and assets are located and whether real, personal or mixed, tangible or intangible, and whether or not such assets have any value for accounting purposes or are carried, reflected on or specifically referred to in the books or financials statements of the Seller, in each case other than the Excluded Seller Assets (collectively, the “Seller Assets”), i ncluding the following:

              (a)          all cash and cash equivalents, and all credits, deposits, prepaid expenses, claims for refunds, investments, securities (other than the Subsidiary Shares, which are covered under Section 2.1), rights to offset and other similar financial assets of Seller, but excluding the actual bank or other accounts in which any of the foregoing are held;

(b) all Accounts Receivable of Seller;

(c) all Equipment owned by Seller, including the Equipment described on Schedule 2.2(c) under the heading “Tech Group Corporate”;

(d) all Inventories of Seller;

              (e)          subject to Section 2.3(g), all of Seller’s rights under the Contracts to which Seller is a party or by which Seller is bound, including the Contracts listed on Schedule 2.2(e) (collectively, the “Assigned Seller Contracts”);

              (f)          all Permits of Seller (including all pending applications therefor or renewals thereof) related to the Business or any of the Seller Assets, in each case to the extent transferable to Buyer by their terms or otherwise under Applicable Law;

(g) all Intellectual Property of Seller, including the Intellectual Property of Seller set forth on Schedule 3.17(a);

              (h)          the telephone numbers (land line and mobile), facsimile numbers and e-mail addresses of Seller listed on Schedule 2.2(h), and all other intangible rights and property of Seller relating to the Business or any Seller Assets, including going concern value and goodwill;

              (i)          all rights of Seller under the Employee Plans of Seller, other than Seller’s stock appreciation rights plan and any deferred compensation plans, agreements and arrangements (collectively, the “Excluded Plans”);

              (j)          all insurance benefits, including rights and proceeds, arising from or relating to the Seller Assets, the Assumed Seller Liabilities or the Business received by or on behalf of Seller after the date hereof, unless expended on repairing or replacing Seller Assets that were damaged, lost or destroyed before the Closing;

              (k)          all guarantees, warranties, warranty rights, indemnities, claims and similar rights of Seller relating to the Seller Assets or the Business, whether choate or inchoate, known or unknown, contingent or non-contingent, and all related claims, credits, rights of recovery and set off;

              (l)          originals or copies of all data and records (whether in print, electronic or other format), related to the operation of the Business or the ownership or use of the Seller Assets, including client and customer lists and books and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and, subject to Applicable Law, copies of all personnel records, but excluding the corporate records of Seller specified in Section 2.3(i);

              (m)          all real property leaseholds and subleaseholds of Seller, together with all leasehold improvements of Seller erected thereon, and all easements, rights, privileges and other appurtenances thereto of Seller; and

(n) all of Seller’s choses in action, causes of action and judgments relating to the Seller Assets or the operation of the Business.

          2.3          Excluded Seller Assets.  Notwithstanding anything to the contrary contained in Section 2.2 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Seller Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Seller Assets and shall remain the property of Seller after the Closing:

(a) any and all shares of capital stock of Tech Group Asia owned by Seller;

(b) any and all shares of capital stock of TSC Holdings owned by Seller;

(c) any and all shares of capital stock of Tech Group U.K. owned by Seller;

(d) any dividend or distribution owned, held, received or receivable by Seller in respect of Seller’s equity interest in Tech Group Asia, TSC Holdings or Tech Group U.K.;

(e) any claim by Seller for refund of Taxes relating to any period ending on or before the Closing Date, and the proceeds of any such claim;

              (f)          Seller’s rights under this Agreement, the Seller Closing Documents, the Buyer Closing Documents to which Seller is a party, and any ancillary document or agreement contemplated hereby or thereby to which Seller is a party or under which Seller has any right;

(g) Seller’s rights under the Contracts listed on Schedule 2.3(g) (the “Excluded Seller Contracts”);

(h) all insurance policies of Seller and the rights thereunder, except as provided in Section 2.2(j) and except with respect to any Employee Plan, other than Excluded Plans;

(i) all assets underlying or payable or distributable under the Excluded Plans;

              (j)          the Articles of Incorporation, Bylaws, minute books and other corporate records of Seller that do not relate to the Seller Assets, the Assumed Seller Liabilities or the conduct of the Business; and

(k) the other specified property and assets listed on Schedule 2.3(k).

          2.4          Liabilities.

              (a)          Assumed Seller Liabilities.  At the Closing, and effective as of the Effective Time, Buyer shall assume and take exclusive responsibility for, and agree to satisfy and discharge in accordance with their respective terms, the following Liabilities of Seller that relate to the Seller Assets or the Business (such Liabilities being the “Assumed Seller Liabilities”):

             (i)          Seller’s trade and vendor accounts payable incurred in the ordinary course of business and unpaid as of the Effective Time, each to the extent such payable is specifically reflected in the calculation of Closing Net Working Capital;

             (ii)          Seller’s ongoing payment and performance obligations under the Assigned Seller Contracts arising after the Effective Time (other than with respect to any obligations or liabilities relative to breaches or defaults prior to the Effective Time);

             (iii)          to the extent not assumed pursuant to Section 2.4(a)(ii), any Liability of Seller to any of its customers under written warranty agreements or terms made or given in connection with Seller’s sale of goods or performance of services on or before the Closing Date, but excluding any Liability arising as a result of Seller’s breach of its representation and warranty in Section 3.15(e); and excluding any Warranty Breach (as defined in Section 2.4(b)(x));

             (iv)          for all Employees of Seller who are hired by Buyer in accordance with Section 6.5, (A) stub period payroll obligations of Seller as of the Effective Time, to the extent that the Effective Time occurs between normal paydays of Seller (which obligations shall be taken into account in the calculation of the Net Working Capital for purposes of Section 2.6), and (B) accrued vacation benefits for such Employees as of the Effective Time, each to the extent specifically reflected in the calculation of Closing Net Working Capital;

(v) all sponsorship, performance, administrative and payment obligations under Seller’s Employee Plans, other than the Excluded Plans, that:

(A) arise after the Effective Date; or

             (B)          arise on or before the Effective Date but solely to the extent of benefit claims payable from the assets of a trust, from an insurance policy, or from any similar funding medium the sponsorship, control or ownership of which is transferred to Buyer as part of its assumption of Seller’s Employee Plans.

             (vi)          to the extent not assumed pursuant to Section 2.4(a)(ii), the guaranty, surety, bonding, indemnification, co-borrower and other similar Liabilities of Seller set forth on Schedule 2.4(a)(vi) or specifically reflected in the calculation of Closing Net Working Capital; and

             (vii)          Seller’s obligation to provide continued group health plan coverage under Section 4980B of the Code to each individual who is an “M&A qualified beneficiary” (as such term is defined in Treasury Regulations Section 54.4980B-9 Q&A-4) with respect to any Employee Plan maintained by Seller or any Subsidiary as of or prior to the Closing Date.

              (b)          Retained Seller Liabilities.  Except with respect to the Assumed Seller Liabilities, Buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any Liabilities of Seller, including the Retained Seller Liabilities.  The Retained Seller Liabilities shall remain the exclusive responsibility of, and shall be retained, paid, performed and discharged exclusively by, Seller in accordance with their respective terms.  Notwithstanding anything to the contrary contained in Section 2.4(a) or elsewhere in this Agreement, “Retained Seller Liabilities” shall mean, collectively, every Liability of Seller other than the Assumed Seller Liabilities, including the following:

(i) any Liabilities associated with the Excluded Seller Assets;

             (ii)          any Liabilities of Seller for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the Contemplated Transactions, including all attorneys and accountants fees and all brokers or finders fees or commissions payable by Seller or any Subsidiary;

(iii) any Liabilities of Seller under or arising out of this Agreement;

(iv) any Liabilities of Seller to indemnify its officers, directors, employees or agents;

(v) except to the extent listed on Schedule 2.4(a)(vi), any Liabilities of Seller, contingent or otherwise, for any Indebtedness;

             (vi)          any Environmental, Health and Safety Liabilities of Seller attributable or incurred as a result of any actions or omissions of Seller or any Third Party first occurring or in existence as of, or prior to the Effective Date, including any Liabilities with respect to the violation by Seller or any Third Party of any Environmental Law or Occupational Safety and Health Law or the Release, handling, discharge, treatment, storage, generation or disposal by Seller or any Third Party of Hazardous Materials as of or prior to the Effective Time, including any environmental condition existing as of or prior to the Effective Time on any Seller/Subsidiary Property to the extent owned, leased or operated by Seller.

             (vii)          except as expressly assumed by Buyer under Section 2.4(a), any Liabilities to or in respect of all Employees or former Employees (including any individual on short-term or long-term disability or leave of absence) of Seller, including Liabilities under any Employee Plan with respect to all periods prior to the Effective Time;

(viii) any Liabilities of Seller relating to the Excluded Plans;

(ix) any Liabilities of Seller under any Contract that is not an Assigned Seller Contract;

             (x)          with respect to any Assigned Seller Contract, any Liabilities of Seller to the extent such Liabilities relate to any period prior to the Effective Time, including any Liabilities for any breach or default by Seller under any Assigned Seller Contract; provided, however, that the provisions of this Section 2.4(b)(x) shall not apply to any warranty claim made by any customer of Seller under any written warranty agreement made or given in connection with Seller’s sale of goods or performance of services on or before the Closing Date, unless Seller has breached or defaulted upon its obligations under such agreement with respect to the servicing of such warranty claim before the Closing Date (a “Warranty Breach”);

(xi) any and all Taxes of Seller; and

             (xii)          any and all income Taxes of the Q Sub Subsidiaries attributable to any Tax period ending on or before the Closing Date and, in the case of any Tax period that includes but does not end on the Closing Date, the portion of such Tax period existing prior to and including the Closing Date (a “Pre-Closing Tax Period”).

          2.5          Purchase Price; Escrow.  In consideration for the Subsidiary Shares and the Seller Assets, in addition to Buyer’s assumption of the Assumed Seller Liabilities, Buyer shall pay to Seller the sum of $140,000,000 minus the amount, on a dollar-for-dollar basis by which Closing Net Working Capital is below zero, as determined pursuant to Section 2.6 (collectively, the “Purchase Price”).  At the Closing, Buyer shall pay the Purchase Price, based on an estimate of the Net Working Capital, by wire transfer of immediately available funds as follows:

(a) $14,000,000 (the “EBITDA Test Escrow Amount”) shall be paid to the Escrow Agent by wire transfer of immediately available funds in accordance with the provisions of an escrow agreement substantially in the form attached hereto as Exhibit A (the “EBITDA Test Escrow Agreement”) to be entered into on the Closing Date by and among Seller, Buyer and the Escrow Agent;

              (b)          $20,000,000 (the “Indemnity Escrow Amount”) shall be paid to the Escrow Agent by wire transfer of immediately available funds in accordance with the provisions of an escrow agreement substantially in the form attached hereto as Exhibit B (the “Indemnity Escrow Agreement”) to be entered into on the Closing Date by and among Seller, Buyer and the Escrow Agent; and

              (c)          $106,000,000, less (i) the amount by which Estimated Net Working Capital as calculated pursuant to Section 2.6(a) is less than zero, (ii) the amount of the Repaid Indebtedness paid by Buyer on Seller’s behalf pursuant to Section 2.17, and (iii) the amount of the credit to Buyer for Continuing Capital Lease obligations determined in accordance with Section 2.18(a), shall be paid to Seller by wire transfer of immediately available funds.

2.6 Net Working Capital Adjustment.

              (a)          At least two (2) but not more than five (5) Business Days prior to the Closing Date, Seller, in good faith and in consultation with Buyer, shall prepare and deliver to Buyer (i) a pro forma consolidated balance sheet of Seller and the Subsidiaries which sets out Seller’s good faith, reasonable estimate of the consolidated assets and liabilities of Seller and the Subsidiaries as of the Effective Time (excluding the Excluded Seller Assets and the Retained Seller Liabilities), (ii) based on such balance sheet, a summary calculation of the Net Working Capital (the “Estimated Net Working Capital”), and (iii) a certificate from Seller to the effect that Estimated Net Working Capital was determined in good faith in accordance with the provisions of this Sec tion 2.6(a) and in accordance with GAAP consistently applied with the Financial Statements (the “Accounting Principles”).  Promptly thereafter, and before the Closing Date, Seller and Buyer shall review such pro forma consolidated balance sheet and Estimated Net Working Capital calculation and shall use good faith, reasonable efforts to resolve any concern or disagreement raised by Buyer with respect to such documents, and Seller’s determination of the Estimated Net Working Capital shall be subject to Buyer’s acceptance (acting reasonably).  If the Estimated Net Working Capital is a negative amount, such negative amount shall be deducted from the $106,000,000 payable by Buyer to Seller pursuant to Section 2.5(c).  For purposes of aiding in the understanding of this Section 2.6(a), Schedule 2.6(a) contains a sample calculation of Seller’s and the Subsidiaries’ consolidated net working capital based on the audited balance sheet for the fiscal year ended June 26, 2004 included in the Financial Statements.

              (b)          As promptly as practicable, but not later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s determination of the Net Working Capital as of the close of business on the Closing Date (the “Closing Net Working Capital”).  If the Closing Net Working Capital, as determined by Buyer, is a positive amount, such amount shall be final, binding and conclusive on the parties.

              (c)          If the Closing Net Working Capital, as determined by Buyer, is a negative amount, Seller shall have thirty (30) days from the date of its receipt of Buyer’s statement of determination of the Closing Net Working Capital to review Buyer’s determination.  Buyer shall provide Seller and its accountants reasonable access to Buyer’s books and records and the reasonable availability and cooperation of Buyer’s employees to the extent reasonably necessary for Seller’s review of Buyer’s determination of the Closing Net Working Capital.  Upon completion of its review (and in any event within the required thirty (30)-day period), Seller shall submit to Buyer a letter regarding Seller’s concurrence or disagreement with the accuracy of Buyer ’s determination of the Closing Net Working Capital.  Seller may dispute the existence, omission or amount of any item reflected in the Closing Net Working Capital, but only on the basis that such existing or omitted item or such amount is inconsistent with the definition of Net Working Capital contained in this Agreement and the Accounting Principles or that the calculation of the Closing Net Working Capital is mathematically incorrect.  Unless Seller delivers a letter disagreeing with the calculation of the Closing Net Working Capital within such thirty (30) day period, the Closing Net Working Capital shall be final, binding and conclusive on the Parties.  Following delivery of such letter of disagreement, Seller and Buyer shall promptly (and in any event within ten (10) Business Days after the delivery of such letter) cause their respective Representatives to confer with each other with a view to resolving such disagreement.

              (d)          If Seller’s and Buyer’s Representatives are unable to resolve such disagreement within thirty (30) days after the date of delivery of Seller’s letter (or longer, as mutually agreed by the Parties), each of Buyer and Seller shall submit a position with respect to each item in dispute to a mutually acceptable firm of Independent Accountants for review and final determination.  The determination of the Independent Accountants with respect to such disagreement and the accuracy of the Closing Net Working Capital as a result shall be completed within thirty (30) days after the appointment of the Independent Accountants and shall be final, binding and conclusive on the Parties.  The Independent Accountants shall adopt the position of either Buyer or Sel ler with respect to each item in dispute based upon which position more accurately reflects the Net Working Capital as of the Closing Date in accordance with the definition thereof.  The fees, costs and expenses of the Independent Accountants shall be allocated between Buyer and Seller (such allocation to be finally determined by the Independent Accountants) in such a way that Buyer shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed items submitted to the Independent Accountants that are resolved against Buyer, and the denominator of which is the total dollar value of the disputed items submitted to the Independent Accountants, and the Seller shall be responsible for the remainder of such fees and expenses.

              (e)          The Net Working Capital as finally determined by agreement of the Parties or by the Independent Accountants in accordance with the provisions of this Section 2.6 shall be referred to as the “Final Closing Net Working Capital.”  If the Estimated Net Working Capital is a negative amount and the Final Closing Net Working Capital exceeds the Estimated Net Working Capital (i.e., the Final Closing Net Working Capital is closer to $0.00 than the Estimated Net Working Capital), Buyer shall promptly pay to Seller the amount of such excess by wire transfer of immediately available funds; provided, however, that such payment shall not exceed the amount by which $0.00 exceeds the amount of negative Estimated Net Working Capital.  If the Estimated Net Working Capital is a negative amount and the Final Closing Net Working Capital is less than the Estimated Net Working Capital (i.e., the Estimated Net Working Capital is closer to $0.00 than the Final Closing Net Working Capital), Seller shall promptly pay to Buyer the amount by which the Final Closing Net Working Capital is less than the Estimated Net Working Capital by wire transfer of immediately available funds.  Any payment made pursuant to this Section 2.6(e) shall constitute an adjustment to the Purchase Price.

          2.7          Closing.  The consummation by the Parties of the Contemplated Transactions (the “Closing”) shall take place at the offices of Snell & Wilmer L.L.P. at One Arizona Center, 400 E. Van Buren, Phoenix, Arizona 85004 commencing at 9:00 a.m. (Arizona time) on the second (2nd) Business Day following the satisfaction or waiver of all conditions of Seller and Buyer to consummate the transactions contemplated by this Agreement (other than the conditions with regard to actions such Parties will take at the Closing itself), or on such other date, at such other time or at such other location as the Parties may agree upon (such date of Closing being the “Closing Date”).

          2.8          Seller Closing Deliveries.  At the Closing, Seller shall deliver to Buyer:

              (a)          a certificate of good standing (or equivalent document) of Seller and each Subsidiary (other than Tech Group Mexico, due to their being no “good standing” concept or regime in Mexico) issued by the secretary of state or equivalent Governmental Authority for the corporate domicile of Seller or such Subsidiary and for each other jurisdiction in which Seller or any Subsidiary is qualified as a foreign entity to conduct business, each of which certificates shall be dated not more than ten (10) days before the Closing Date;

              (b)          a copy, certified as to accuracy and completeness by an executive officer of Seller, of the resolutions of the directors of Seller authorizing and approving Seller’s execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the Contemplated Transactions;

              (c)          a copy, certified as to accuracy and completeness by an executive officer of Seller, of the resolution of the shareholders of Seller (i) approving the consummation of the Contemplated Transactions, and (ii) authorizing an amendment to Seller’s articles of incorporation to change Seller’s name to a name that does not include the words “Tech Group”;

              (d)          a copy, certified as to accuracy and completeness by an executive officer of Seller, of the articles of incorporation, certificate of incorporation, bylaws or other charter documents of Seller and each Subsidiary;

(e) the certificates specified in Sections 8.1 and 8.2.

              (f)          all stock certificates representing the Subsidiary Shares, other than for Tech Group Mexico, together with duly executed stock powers (the “Stock Assignments”) for the assignment and transfer of the Subsidiary Shares, other than those of Tech Group Mexico, to Buyer;

              (g)          an irrevocable power of attorney on terms reasonably satisfactory to Buyer whereby Buyer is appointed as the attorney of Seller and David Moffitt to receive notices of and to attend and vote at any meetings of Tech Group Europe, during the period while Seller, David Moffitt and their respective nominees remain as the registered holders of the Tech Group Europe shares;

              (h)          with respect to Tech Group Mexico, the following documents:  (i) the membership interest certificate representing the membership interest in Tech Group Mexico owned by Seller, assigned in favor of Buyer; (ii) a certification from the Secretary of Tech Group Mexico evidencing the annotation of transfer of Seller’s membership interest in Tech Group Mexico in the partners’ registry book of Tech Group Mexico; and (iii) a copy of the partners’ meeting minutes or partners’ unanimous consent resolution of Tech Group Mexico approving the transfer of Seller’s membership interest in Tech Group Mexico to Buyer;

              (i)          a general bill of sale for all of the Equipment, Inventories and other tangible personal property included in the Seller Assets, substantially in the form attached hereto as Exhibit C (the “Bill of Sale”), duly executed by Seller;

              (j)          one or more assignments (as determined by Buyer) of the Seller/Subsidiary IP, other than the Tech Group Marks, substantially in the form attached hereto as Exhibit D (the “IP Assignments”), duly executed by Seller;

              (k)          an assignment of the Accounts Receivable, Assigned Seller Contracts, Permits (to the extent transferable to Buyer by their terms or under Applicable Law), and other intangible personal property included in the Seller Assets, substantially in the form attached hereto as Exhibit E, which assignment shall also contain Buyer’s assumption of the Assumed Seller Liabilities (the “Assignment and Assumption Agreement”), duly executed by Seller;

              (l)          subject to the approval of applicable Third Party landlords or other beneficiaries, documents for the novation (if applicable) and assumption by Buyer of Seller’s guaranty obligations set forth on Schedule 2.4(a)(vi) in form and substance reasonably satisfactory to Seller;

(m) resignations of each director of each Subsidiary, effective as of the Closing Date;

(n) resignations of Steve Uhlmann and Hal Tashman as officers of each Subsidiary, and of any other officer of any Subsidiary that is requested by Buyer at least five (5) days before the Closing Date;

(o) the Consulting Agreement in the form attached hereto as Exhibit F between Buyer and Steve Uhlmann, duly executed by Steve Uhlmann (the “Uhlmann Consulting Agreement”);

(p) the Consulting Agreement in the form attached hereto as Exhibit G between Buyer and Hal Tashman, duly executed by Hal Tashman (the “Tashman Consulting Agreement”);

              (q)          the Consulting Agreement in the form attached hereto as Exhibit H among Buyer, Seller, AlphaAdvisors, Inc. and Harold Faig, duly executed by AlphaAdvisors, Inc., Seller and Harold Faig (the “AlphaAdvisors Consulting Agreement”);

(r) the EBITDA Test Escrow Agreement, duly executed by Seller;

(s) the Indemnity Escrow Agreement, duly executed by Seller;

(t) an update of Schedule 3.28(l) current to within five (5) days before the Closing Date;

              (u)          a capital gains clearance certificate under Section 980 of the (Irish) Taxes Consolidation Act, 1997 or a certificate from the auditors of Tech Group Europe confirming that no capital gains tax clearance certificate is required in connection with the sale of stock of Tech Group Europe to Buyer;

              (v)          such other documents and instruments, including separate assignments of Seller’s leasehold interests in the Leased Real Properties (to the extent included in the Seller Assets), as Buyer may reasonably request for the purposes of properly documenting and giving effect to the Contemplated Transactions to occur at the Closing.

2.9 Buyer Closing Deliveries. At the Closing, Buyer shall deliver to Seller:

              (a)          a copy, certified as to accuracy and completeness by an executive officer of Buyer, of the resolutions of the directors of Buyer authorizing and approving Buyer’s execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the Contemplated Transactions;

(b) the certificates specified in Sections 9.1 and 9.2.

(c) payment of the portion of the Purchase Price payable to Seller in pursuant to Section 2.5(c);

(d) the Assignment and Assumption Agreement, duly executed by Buyer;

              (e)          subject to the approval of applicable Third Party landlords or other beneficiaries, documents for the novation (if applicable) and assumption by Buyer of Seller’s guaranty obligations set forth on Schedule 2.4(a)(vi) in form and substance reasonably satisfactory to Buyer-;

(f) the EBITDA Test Escrow Agreement, duly executed by Buyer;

(g) the Indemnity Escrow Agreement, duly executed by Buyer;

(h) the Uhlmann Consulting Agreement, duly executed by Buyer;

(i) the Tashman Consulting Agreement, duly executed by Buyer;

(j) the AlphaAdvisors Consulting Agreement, duly executed by Buyer; and

(k) such other documents as Seller may reasonably request for the purposes of properly documenting and giving effect to the Contemplated Transactions to occur at the Closing.

          2.10          Other Seller and Buyer Closing Deliveries.  At the Closing, concurrently with Seller’s and Buyer’s receipt of the EBITDA Test Escrow Agreement and the Indemnity Escrow Agreement, each duly executed by the Escrow Agent:

(a) Seller shall deliver to the Escrow Agent the EBITDA Test Escrow Agreement and the Indemnity Escrow Agreement, each duly executed by Seller; and

               (b)          Buyer shall deliver to the Escrow Agent (i) the EBITDA Test Escrow Agreement and the Indemnity Escrow Agreement, each duly executed by Buyer, and (ii) payment of the portions of the Purchase Price referred to in Sections 2.5(a) and 2.5(b).

          2.11          2005 EBITDA Adjustment.  If the consolidated EBITDA of the Subsidiaries for the full fiscal year ended June 25, 2005 (the “2005 EBITDA”) is determined pursuant to this Section 2.11 to be at least $14,280,000, Seller shall be entitled to payment from escrow under the EBITDA Test Escrow Agreement of $7,000,000 of the EBITDA Test Escrow Amount plus all accrued interest or other income earned on such portion of the EBITDA Test Escrow Amount.  The 2005 EBITDA shall be determined, and any payment to Seller or Buyer based thereon, shall be paid, as follows:

              (a)          No later than September 23, 2005 (i.e., ninety(90) days after the Subsidiaries’ 2005 fiscal year-end, as currently in effect) Buyer shall deliver to Seller unaudited consolidated financial statements of the Subsidiaries, including an unaudited income statement, and, based thereon, Buyer’s written summary determination of the 2005 EBITDA (the “Buyer 2005 EBITDA Statement”).  Such financial statements and summary determination shall be prepared in accordance with GAAP in a manner consistent with the preparation of Seller’s audited financial statements for the fiscal year ended June 26, 2004 (except to the extent required by changes in GAAP or Applicable Law since June 26, 2004) and the 2005 EBITDA Accounting Principles.  If the Buyer 2 005 EBITDA Statement specifies that the 2005 EBITDA is at least $14,280,000, such specification shall be final, binding and conclusive on the Parties.  If the Buyer 2005 EBITDA Statement specifies that the 2005 EBITDA is less than $14,280,000, Seller shall have thirty (30) days to review the Buyer 2005 EBITDA Statement and the corresponding financial statements provided by Buyer and to notify Buyer in writing of any dispute as to the correctness of the Buyer 2005 EBITDA Statement.  Any such notice of dispute by Seller must include the basis for such dispute, which shall be limited to only disputing that (i) the Buyer 2005 EBITDA Statement has not been calculated in accordance with the 2005 EBITDA Accounting Principles, or (ii) the Buyer 2005 EBITDA Statement includes one or more mathematical errors.  Seller shall provide to Buyer Seller’s proposed determination of the 2005 EBITDA.  If (x) by written notice to Buyer, Seller accepts a written determination by Buyer that the 2005 EBITDA is less than $14,280,000, or (y) Seller fails to deliver any notice of dispute in compliance with this Section 2.11(a) with respect to such a determination by Buyer within the prescribed thirty (30)-day period (which failure shall result in Seller being deemed to have irrevocably accepted and agreed with Buyer’s determination of the 2005 EBITDA), Buyer’s determination of the 2005 EBITDA shall be final, binding and conclusive on the Parties

              (b)          If, within the prescribed thirty (30)-day period, Seller delivers written notice to Buyer in compliance with Section 2.11(a) of Seller’s dispute with Buyer’s determination of the 2005 EBITDA, Seller and Buyer shall promptly (and in any event within ten (10) Business Days after the delivery of such dispute notice) cause their respective Representatives to confer with each other with a view to resolving such dispute.  If the Parties’ Representatives are unable to resolve such dispute within thirty (30) days after the date of delivery of Seller’s dispute notice, Seller and Buyer shall refer the dispute to a mutually acceptable firm of Independent Accountants for review and final determination of the 2005 EBITDA.  In taking such action, e ach of Seller and Buyer shall, within three (3) Business Days after the referral of the dispute to the Independent Accountants, deliver to the Independent Accountants (with a copy simultaneously delivered to the other Party) such Party’s one-time determination of the 2005 EBITDA, which determination may be different from any amount previously proffered by such Party (each a “2005 Final Submission”).  The Independent Accountants may request of Seller or Buyer such documents and information as may be necessary or appropriate for proper determination of the 2005 EBITDA, and the Parties shall cooperate to promptly satisfy any such request.  The Independent Accountants may only select either Seller’s or Buyer’s 2005 Final Submission as the correct determination, and may not make their own independent determination of the 2005 EBITDA.  The determination by the Independent Accountants of the 2005 EBITDA shall be final, binding and concl usive on the Parties.  The fees, costs and expenses of the Independent Accountants shall be paid by whichever of Seller or Buyer is the Party whose 2005 Final Submission is not selected by the Independent Accountants as the correct determination of the 2005 EBITDA.

              (c)          Within five (5) Business Days after delivery to Seller of Buyer’s summary determination of the 2005 EBITDA which indicates that the 2005 EBITDA is at least $14,280,000, and otherwise within five (5) Business Days after final agreement of Seller and Buyer, the final determination by the Independent Accountants, or the deemed acceptance by Seller (as the case may be) of, the 2005 EBITDA:

             (i)          if the 2005 EBITDA is at least $14,280,000, Seller shall be entitled under the provisions of the EBITDA Test Escrow Agreement to the release and payment to it of $7,000,000 of the EBITDA Test Escrow Amount plus all accrued interest or other income earned on such portion of the EBITDA Test Escrow Amount; and

             (ii)          if the 2005 EBITDA is less than $14,280,000, Buyer shall be entitled under the provisions of the EBITDA Test Escrow Agreement to the release and payment to it of $7,000,000 of the EBITDA Test Escrow Amount plus all accrued interest or other income earned on such portion of the EBITDA Test Escrow Amount, and the Purchase Price shall be deemed to have been adjusted downwards by such $7,000,000 (but not by any such accrued interest or other income earned thereon).

              (d)          For purposes of aiding in the understanding of this Section 2.11, Schedule 2.11(d) contains a sample calculation of Seller’s budgeted consolidated EBITDA (excluding EBITDA of Tech Group Asia) based on Seller’s 2005 Annual Operating Plan.  Subschedules 1 through 6 of Schedule 2.11(d) represent the detail budget compilation of the 2005 EBITDA.  Seller and Buyer agree that the 2005 EBITDA shall be calculated and determined in accordance with GAAP consistently applied.  Seller represents and warrants to Buyer that the sample calculation set forth on Schedule 2.11(d) was compiled on a basis consistent with Seller’s audited financial statements for the fiscal year ended June 26, 2004 (excluding EBITDA of Tech Group Asia).   For purposes of this Agreement, the 2005 EBITDA accounting principles set forth in this Section 2.11(d) and on Schedule 2.11(d) are referred to as the “2005 EBITDA Accounting Principles”.

          2.12          2006 Nektar EBITDA Adjustment.  If the EBITDA of Tech Group North America (or any permitted successor entity or permitted assignee of the Nektar Business which is an Affiliate of Buyer) for the full fiscal year ended June 24, 2006 generated from the Nektar Business in such fiscal year (the “2006 Nektar EBITDA”) is determined to be at least $3,060,000 (the “2006 Nektar EBITDA Target”), Seller shall be entitled to payment from escrow under the EBITDA Test Escrow Agreement of $7,000,000 of the EBITDA Test Escrow Amount plus all accrued interest or other income earned on such portion of the EBITDA Test Escrow Amount; provided, however, that if the 2006 Nektar EBITDA is determined to be less than the 2006 Nektar EBITDA Target, Seller shall still be entitled to payment from escrow under the EBITDA Test Escrow Agreement of $7,000,000 of the EBITDA Test Escrow Amount plus all accrued interest or other income earned on the EBITDA Test Escrow Amount if the Extended Nektar EBITDA Test Criteria referred to in Section 2.12(d) are satisfied.  The 2006 Nektar EBITDA and, if applicable, the Extended Nektar EBITDA Test Criteria shall be determined, and any payment to Seller or Buyer based thereon, shall be paid, as follows:

              (a)          No later than September 22, 2006 (i.e., ninety(90) days after the Subsidiaries’ 2006 fiscal year-end, as currently in effect), Buyer shall deliver to Seller unaudited consolidated financial statements of the Subsidiaries, including an unaudited consolidated income statement and a segmented income statement relating solely to the Nektar Business, and, based thereon, Buyer’s written summary determination of the 2006 Nektar EBITDA (the “Buyer 2006 Nektar EBITDA Statement”).  Such financial statements and summary determination shall be prepared in accordance with GAAP in a manner consistent with the preparation of Seller’s audited financial statements for the fiscal year ended June 24, 2004 (except to the extent required by changes in GAAP or

Applicable Law since June 24, 2004) and the Nektar EBITDA Accounting Principles.  If the Buyer 2006 Nektar EBITDA Statement specifies that the 2006 Nektar EBITDA is equal to or greater than the 2006 Nektar EBITDA Target, such specification shall be final, binding and conclusive on the Parties.  If the Buyer 2006 Nektar EBITDA Statement specifies that the 2006 EBITDA is less than the 2006 Nektar EBITDA Target, Seller shall have thirty (30) days to review the Buyer 2006 Nektar EBITDA Statement and to notify Buyer in writing of any dispute as to the correctness of the Buyer 2006 Nektar EBITDA Statement.  Any such notice of dispute by Seller must include the basis for such dispute, which shall be limited to only disputing that (i) the Buyer 2006 Nektar EBITDA Statement has not been calculated in accordance with the Nektar EBITDA Accounting Principles, or (ii) the Buyer 2006 Nektar EBITDA Statement incl udes one or more mathematical errors.  Seller shall provide to Buyer Seller’s proposed determination of the 2006 Nektar EBITDA.  If (x) by written notice to Buyer, Seller accepts a written determination by Buyer that the 2006 Nektar EBITDA is less than the 2006 Nektar EBITDA Target, or (y) Seller fails to deliver any notice of dispute in compliance with this Section 2.12(a) with respect to such a determination by Buyer within the prescribed thirty (30)-day period (which failure shall result in Seller being deemed to have irrevocably accepted and agreed with Buyer’s determination of the 2006 Nektar EBITDA), Buyer’s determination of the 2006 Nektar EBITDA shall be final, binding and conclusive on the Parties.

              (b)          If, within the prescribed thirty (30)-day period, Seller delivers written notice to Buyer in compliance with Section 2.12(a) of Seller’s dispute with Buyer’s determination of the 2006 Nektar EBITDA, Seller and Buyer shall promptly (and in any event within ten (10) Business Days after the delivery of such dispute notice) cause their respective Representatives to confer with each other with a view to resolving such dispute.  If the Parties’ Representatives are unable to resolve such dispute within thirty (30) days after the date of delivery of Seller’s dispute notice, Seller and Buyer shall refer the dispute to a mutually acceptable firm of Independent Accountants for review and final determination of the 2006 Nektar EBITDA.  In taking su ch action, each of Seller and Buyer shall, within three (3) Business Days after the referral of the dispute to the Independent Accountants, deliver to the Independent Accountants (with a copy simultaneously delivered to the other Party) such Party’s one-time determination of the 2006 Nektar EBITDA, which determination may be different from any amount previously proffered by such Party (each a “2006 Final Submission”).  The Independent Accountants may request of Seller or Buyer such documents and information as may be necessary or appropriate for proper determination of the 2006 Nektar EBITDA, and the Parties shall cooperate to promptly satisfy any such request.  The Independent Accountants may only select either Seller’s or Buyer’s 2006 Final Submission as the correct determination, and may not make their own independent determination of the 2006 Nektar EBITDA.  The determination by the Independent Accountants of the 2006 Nektar EB ITDA shall be final, binding and conclusive on the Parties.  The fees, costs and expenses of the Independent Accountants shall be paid by whichever of Seller or Buyer is the Party whose 2006 Final Submission is not selected by the Independent Accountants as the correct determination of the 2006 Nektar EBITDA.

              (c)          Within five (5) Business Days after delivery to Seller of the Buyer 2006 Nektar EBITDA Statement which indicates that the 2006 Nektar EBITDA is equal to or greater than the 2006 Nektar EBITDA Target, and otherwise within five (5) Business Days after final agreement of Seller and Buyer, the final determination by the Independent Accountants, or the deemed acceptance by Seller (as the case may be) of, the 2006 Nektar EBITDA:

             (i)          if the 2006 Nektar EBITDA is equal to or greater than the 2006 Nektar EBITDA Target, Seller shall be entitled under the provisions of the EBITDA Test Escrow Agreement to the release and payment to it of $7,000,000 of the EBITDA Test Escrow Amount plus all accrued interest or other income earned on the EBITDA Test Escrow Amount; and

(ii) if the 2006 Nektar EBITDA is less than the 2006 Nektar EBITDA Target, the provisions of Sections 2.12(d) through 2.12(g) shall come into effect.

              (d)          Notwithstanding the above, unless Nektar EBITDA is finally determined to be greater than the 2006 Nektar EBITDA Target, after June 24, 2006 and until December 23, 2006 (the “Extended Nektar EBITDA Test Termination Date”), Buyer will calculate, on a monthly basis, the EBITDA of Tech Group North America generated from the Nektar Business for the period starting June 25, 2006 and continuing through the end of the monthly period for which the calculation is being made (with such cumulative monthly EBITDA being the “Extended Nektar EBITDA”).  If the 2006 Nektar EBITDA plus the Extended Nektar EBITDA (as determined at the applicable time provided below) is equal to or greater than the 2006 Nektar EBITDA Target plus $255,000 for each monthly period after June 24, 2006 (such aggregate amount being the “Extended Nektar EBITDA Target”), Seller shall be entitled to payment from escrow under the EBITDA Test Escrow Agreement of $7,000,000 of the EBITDA Test Escrow Amount plus all accrued interest or other income earned on such portion of the EBITDA Test Escrow Amount.  Buyer shall calculate the Extended Nektar EBITDA as soon as practicable (and in any event within fifteen (15) days) following the end of each monthly period ending on or before the Extended Nektar EBITDA Test Termination Date.  The first such time (if any) that Buyer determines that the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA is equal to or greater than the Extended Nektar EBITDA Target, Buyer shall deliver written notice of such determination to Seller, and such determination shall be final, binding and conclusive on the Parties.

              (e)          Unless Buyer has already delivered to Seller written notice that the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA is equal to or greater than the Extended Nektar EBITDA Target (as contemplated in Section 2.12(d)), within thirty (30) days after the Extended Nektar EBITDA Test Termination Date, Buyer shall deliver to Seller a consolidated income statement and a segmented income statement relating solely to the Nektar Business, and, based thereon, Buyer’s written summary determination of the Extended Nektar EBITDA (the “Extended Nektar EBITDA Statement”).  If the Extended Nektar EBITDA Statement specifies that the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA is equal to or greater than the Extended Nektar EBITDA Target, su ch specification shall be final, binding and conclusive on the Parties.  If the Extended Nektar EBITDA Statement specifies that the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA is less than the Extended Nektar EBITDA Target, Buyer will also deliver to Seller a list of any amendments to the Nektar Supply Agreement and any waivers by Buyer or Tech Group North America (or any permitted successor entity or permitted assignee of the Nektar Business which is an Affiliate of Buyer) of breaches of the Nektar Supply Agreement by Nektar (or any successor or assign thereof), in either case, made after the Closing Date and prior to the Extended Nektar EBITDA Test Termination Date (the “Nektar Disclosure Statement”), and Seller shall have thirty (30) days to review the consolidated income statement, the segmented income statement, the Extended Nektar EBITDA Statement and the Nektar Disclosure Statement (if any) and to notify Buyer in writi ng of any dispute as to the correctness of Buyer’s determination of the Extended Nektar EBITDA.  Any such notice of dispute by Seller must include the basis for such dispute, which shall be limited to only disputing that (i) Buyer’s determination of the Extended Nektar EBITDA has not been calculated in accordance with the 2006 Nektar Accounting Principles, (ii) the Extended Nektar EBITDA Statement includes one or more mathematical errors, or (iii) if Buyer made or gave, or caused or permitted Tech Group North America (or any permitted successor entity or permitted assignee of the Nektar Business which is an Affiliate of Buyer) to make or give (A) any amendment to the Nektar Supply Agreement or (B) any waiver of a breach by Nektar under the Nektar Supply Agreement after the Closing Date and prior to the Extended Nektar EBITDA Test Termination Date, then but for such amendment or waiver (as applicable), the aggregate 2006 Nektar EBITDA and Extended Nektar EBITD A would have been equal to or greater than the Extended Nektar EBITDA Target.  Seller shall provide to Buyer Seller’s proposed determination of the Extended Nektar EBITDA.  If (x) by written notice to Buyer, Seller accepts the determination in the Extended Nektar EBITDA Statement that the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA is less than the Extended Nektar EBITDA Target, or (y) Seller fails to deliver any notice of dispute in compliance with this Section 2.12(e) with respect to the Extended Nektar EBITDA Statement within the prescribed thirty (30)-day period (which failure shall result in Seller being deemed to have irrevocably accepted and agreed with the determination in the Extended Nektar EBITDA Statement), the determination set forth in the Extended Nektar EBITDA Statement shall be final, binding and conclusive on the Parties.

              (f)          If, within the prescribed thirty (30)-day period, Seller delivers written notice to Buyer in compliance with Section 2.12(e) of Seller’s dispute with the determination of the Extended Nektar EBITDA, Seller and Buyer shall promptly (and in any event within ten (10) Business Days after the delivery of such dispute notice) cause their respective Representatives to confer with each other with a view to resolving such dispute.  If the Parties’ Representatives are unable to resolve such dispute within thirty (30) days after the date of delivery of Seller’s dispute notice, Seller and Buyer shall refer the dispute to a mutually acceptable firm of Independent Accountants for review and final determination of the Extended Nektar EBITDA.  In taking suc h action with respect to a claim raised by Seller described in clause (i) or (ii) of Section 2.12(e), each of Seller and Buyer shall promptly deliver to the Independent Accountants such Party’s one-time determination of the Extended Nektar EBITDA (which determination may be different from any amount previously proffered by such party).  The Independent Accountants may request of Seller or Buyer such documents and information as may be necessary or appropriate for proper determination of the Extended Nektar EBITDA, and the Parties shall cooperate to promptly satisfy any such request.  The Independent Accountants may only select either Seller’s or Buyer’s determination of the Extended Nektar EBITDA as the correct determination, and may not make their own independent determination of the Extended Nektar EBITDA.  The determination by the Independent Accountants of the Extended Nektar EBITDA shall be final, binding and conclusive on the Parties, and the fees, costs and expenses of the Independent Accountants shall be paid by whichever of Seller or Buyer is the Party whose determination of the Extended Nektar EBITDA is not selected by the Independent Accountants as the corr ect determination.  In taking such action with respect to a claim raised by Seller described in clause (iii) of Section 2.12(e), each of Seller and Buyer shall promptly deliver to the Independent Accountants such Party’s written arguments (including factual bases) in support of its position.  The Independent Accountants may request of Seller or Buyer such documents and information as may be necessary or appropriate for proper determination of such dispute, and the Parties shall cooperate to promptly satisfy any such request.  The Independent Accountants shall determine, based on the written arguments and factual information provided to them, whether the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA would have been equal to or greater than the Extended Nektar EBITDA Target but for the amendment(s) to the Nektar Supply Agreement and/or the waiver of breach by Nektar under the Nektar Supply Agreement after the Closing Date (as applicable) raised by Seller in its notice of dispute.  If the Independent Accountants determine in favor of Seller’s position, such determination will be deemed to constitute a decision that the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA was equal to or greater than the Extended Nektar EBITDA Target.

              (g)          Within five (5) Business Days after delivery to Seller of either (x) Buyer’s written notice under Section 2.12(d) that the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA is equal to or greater than the Extended Nektar EBITDA Target or (y) the Extended Nektar EBITDA Statement which indicates that the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA is equal to or greater than the Extended Nektar EBITDA Target, and otherwise within five (5) Business Days after final agreement of Seller and Buyer, the final determination by the Independent Accountants, or the deemed acceptance by Seller (as the case may be) of, the Extended Nektar EBITDA:

             (i)          if the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA is (or is deemed to be) equal to or greater than the Extended Nektar EBITDA Target, Seller shall be entitled under the provisions of the EBITDA Test Escrow Agreement to the release and payment to it of $7,000,000 of the EBITDA Test Escrow Amount plus all accrued interest or other income earned on the EBITDA Test Escrow Amount; and

             (ii)          if the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA is less than the Extended Nektar EBITDA Target, Buyer shall be entitled under the provisions of the EBITDA Test Escrow Agreement to the release and payment to it of $7,000,000 of the EBITDA Test Escrow Amount plus all accrued interest or other income earned on such portion of the EBITDA Test Escrow Amount, and the Purchase Price shall be deemed to have been adjusted downwards by such $7,000,000 (but not by any such accrued interest or other income earned thereon).

              (h)          For purposes of aiding in the understanding of this Section 2.12 with respect to the calculation of the 2006 Nektar EBITDA and the Extended Nektar EBITDA, Schedule 2.12(h) contains a sample calculation of Seller’s budgeted EBITDA to be generated from the Nektar Business for the full fiscal year ended June 24, 2006 based on Seller’s 2006 Annual Operating Plan.  Subschedules 1 through 5 of Schedule 2.12(h) represent the detail budget compilation of the 2006 Nektar EBITDA and, if applicable, the Extended Nektar EBITDA.  Seller and Buyer agree that the 2006 Nektar EBITDA and, if applicable, the Extended Nektar EBITDA shall be calculated and determined in accordance with GAAP consistently applied.  Seller represents and warrants to Bu yer that the sample calculation set forth on Schedule 2.12(h) was compiled on a basis consistent with Seller’s audited financial statements for the fiscal year ended June 26, 2004 (excluding EBITDA of Tech Group Asia).  For purposes of this Agreement, the 2006 Nektar EBITDA and Extended Nektar EBITDA accounting principles set forth in this Section 2.12(h) and on Schedule 2.12(h) are referred to as the “2006 EBITDA Accounting Principles”.

              (i)          For purposes of Section 2.12(e) and 2.12(f), an “amendment” to the Nektar Supply Agreement shall mean any amendment to the terms of the Nektar Supply Agreement made pursuant to Section 15.6 of the Nektar Supply Agreement; provided, however, that the following shall not constitute an amendment to the Nektar Supply Agreement: (i) changes, modifications, amendments, supplements or adjustments to the Manufacturing Requirements (as defined in the Nektar Supply Agreement) or to Exhibit B to the Nektar Supply Agreement pursuant to the terms of Section 3.3 or Exhibit B of the Nektar Supply Agreement (as such terms are in effect on the date hereof), (ii) changes, modifications, amendments, supplements or adjustments expressly contemplated, permitted or requi red by the terms of Section 3.6 or Exhibit C of the Nektar Supply Agreement (as such terms are in effect on the date hereof), (iii) changes, modifications, supplements, adjustments or amendments to pricing or costs (including pursuant to any cost improvement reductions) and any component thereof expressly contemplated, permitted or required by the terms of Exhibit A to the Nektar Supply Agreement (as such terms are in effect on the date hereof), (iv) changes, modifications, supplements, adjustments or amendments made pursuant to or based upon any decisions, determinations, actions, adjustments or resolutions of the Steering Committee that do not conflict with any express requirement of the Nektar Supply Agreement (as such requirements are in effect on the date hereof); provided, however, that any decision made by the Nektar Steering Committee pursuant to the authority granted to it under the Nektar Supply Agreement would not constitute an “amendment” for purpo ses of Sections 2.12(e) and 2.12(f), (v) decisions made by Nektar Therapeutics pursuant to the terms of Section 2.2 of the Nektar Supply Agreement (as such terms are in effect on the date hereof), or (vi) any binding determination of an independent third party pursuant to the terms

Section 2.2 of the Nektar Supply Agreement (as such terms are in effect on the date hereof).

          2.13          Buyer Cooperation With Seller Review of EBITDA Determinations.  Buyer shall, and shall cause its Representatives to, cooperate reasonably with Seller in facilitating Seller’s review of Buyer’s initial determinations of the 2005 EBITDA, 2006 Nektar EBITDA and Extended Nektar EBITDA, including making available to Seller and its Representatives, to the extent reasonably requested by Seller, the books, records, work papers and personnel of Buyer and its Representatives that were used in Buyer’s initial determinations of the 2005 EBITDA, 2006 Nektar EBITDA and Extended Nektar EBITDA.

          2.14          Fiscal Year Changes.  For all purposes of Sections 2.11 , 2.12 and 2.15, the fiscal year-end of each Subsidiary (including any permitted successor entity or permitted assignee of the Nektar Business which is an Affiliate of Buyer) shall be deemed to fall on the last Saturday in June of such fiscal year, notwithstanding any actual change of fiscal year of the Subsidiaries (or any of them) that may be effectuated based on the post-Closing incorporation of the Subsidiaries into Buyer’s consolidated accounting or based on any other post-Closing transaction or event that requires or results in a change of fiscal year or an interim closing of the books or other similar accounting event that would have the effect of shortening or otherwise changing the fiscal year of the Subsidiaries (o r any of them).

          2.15          Post Closing Conduct of the Business.  Any earnout payments pursuant to Sections 2.11 and 2.12 are contingent on the performance of the Business and there are no guaranteed minimum 2005 EBITDA, Nektar EBITDA, Extended Nektar EBITDA or other earnout payments under this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, Buyer will be free to operate the Business as the Buyer deems appropriate in its sole discretion and shall have no obligation to act in any manner in an attempt to maximize 2005 EBITDA, Nektar EBITDA or Extended Nektar EBITDA; provided, however, that, following the Closing Date and until the completion of the Subsidiaries’ 2006 fiscal year (as currently in effect) or, if the provisions of Sections 2.12(d) through 2.12(g) come into effect, until the earlier of (i) the delivery of written notice that the aggregate 2006 Nektar EBITDA and Extended Nektar EBITDA is equal to or greater than the Extended Nektar EBITDA Target (as contemplated in Sections 2.12(d)) and (ii) the Extended Nektar EBITDA Test Termination Date, Buyer will not, nor will it cause or permit Tech Group North America (or any permitted successor entity or permitted assignee of the Nektar Business which is an Affiliate of Buyer) to (i) take any action, the primary purpose of which is to reduce 2005 EBITDA, 2006 Nektar EBITDA or Extended Nektar EBITDA with the intention to reduce any earnout payments due under Sections 2.11 or 2.12, or (ii) assign or transfer the Nektar Supply Agreement (other than in connection with the merger or sale of substantially all of the assets of Buyer where the successor entity agrees in writing to assume and perform all of Buyer’s obligations under this Agreement), unless Buyer agrees to the release a nd payment to Seller at the time of such assignment and transfer of $7,000,000 of the EBITDA Test Escrow Amount plus all accrued interest or other income earned on such portion of the EBITDA Test Escrow Amount.  Subject to Seller’s rights under Sections 2.11 and 2.12 and Buyer’s covenants and obligations under this Section 2.15, neither Seller nor the Shareholders shall be entitled to, and shall not, make any claims against Buyer alleging that Buyer or any of its Affiliate’s actions or omission in the operation of the Business reduced 2005 EBITDA, 2006 Nektar EBITDA or Extended Nektar

EBITDA or otherwise reduced the earnout payments due under this Agreement from what they otherwise might have been.

          2.16          Alternative to Independent Accountants Determination.  If the Independent Accountants advise Seller and Buyer in writing that they are unwilling to make any of the determinations described in Section 2.11(b), 2.12(b) or 2.12(f) or if the Independent Accountants are unable to do so within sixty (60) days after referral to them of the dispute in question, either Seller or Buyer may, by written notice to the Independent Accountants and to the other Party, terminate the Independent Accountants’ engagement with respect to such determination and require that such determination be made pursuant to the dispute resolution proceedings under Section 12.3, whereupon Seller and Buyer shall promptly refer such determination to the dispute resolution proceedings under Section 12.3 ; provided, however, that in the event Buyer or Seller fails to cooperate reasonably and on a timely basis in providing the Independent Accountants with information either required to be provided by such Party under Section 2.11(b), 2.12(b) or 2.12(f) or otherwise reasonably requested of such Party by the Independent Accountants to permit the Independent Accountants to render their determination, then, as to such Party, the sixty (60)-day period shall be suspended until such party has given such cooperation.  Notwithstanding the foregoing, if the Independent Accountants request additional documents or information of either Seller or Buyer, and the time required for Seller or Buyer to comply with such request (acting promptly and in good faith) and for the Independent Accountants to review such additional documents or information would result in such sixty (60)-day period being exceeded, such period will be extended by the amount of time needed by the Independent Accountants ( acting promptly and in good faith) to complete its review of such documents or information.

          2.17          Pay-Off of Indebtedness.  It is contemplated by the Parties that, upon the Closing, all Indebtedness of Seller and any Subsidiary outstanding immediately prior to Closing (other than Seller or Subsidiary obligations under the capital leases referred to on Schedule 2.16 (the “Continuing Capital Leases”) which shall remain in effect following the Closing) will be fully repaid (the “Repaid Indebtedness”) and that such repayment will be funded with a portion of the Purchase Price.  In order to facilitate such repayment, no less than three (3) Business Days prior to the Closing Date, Seller shall obtain payoff letters for all Repaid Indebtedness, which payoff letters shall indicate that such lenders have agreed to release all Liens in respect of such Repaid Indebte dness relating to the assets and properties of Seller and the Subsidiaries (as applicable) upon receipt of the amounts indicated in such payoff letters and otherwise shall be in a form reasonably acceptable to Buyer.  Seller hereby instructs Buyer to make the payments referenced in such payoff letters on the Closing Date in order to discharge the Repaid Indebtedness, such payments to made from the funds otherwise payable to Seller pursuant to Section 2.5(c).

          2.18          Credit for Continuing Capital Lease Obligations; Post-Closing Calculation of Indebtedness and Continuing Capital Leases.

              (a)          For each Continuing Capital Lease, Buyer shall receive as a credit against the Purchase Price (including against the amount payable to Seller pursuant to Section 2.5(c)), an amount, determined as of the Closing Date, equal to the present value of all remaining payments due and owing under such Continuing Capital Lease based on an assumed interest rate of two point two percent (2.2%) (the “Capital Lease Amount”).  Such credit shall be estimated for purposes of the payment of the Purchase Price at Closing as set forth in this Section 2.18(a).  At least five (5) Business Days prior to the Closing Date, Seller, in good faith and in consultation with Buyer, shall prepare and deliver to Buyer (i) a detailed estimate of the present value of all remaining payments due and owing under the Continuing Capital Leases as of the Closing Date based upon an assumed interest rate of 2.2% (the “Estimated Capital Lease Amount”), and (ii) a certificate from Seller to the effect that such calculation was determined in good faith in accordance with the provisions of this Section 2.18(a) and in accordance with GAAP consistently applied.  Promptly thereafter, and before the Closing Date, Seller and Buyer shal l review such calculation and shall use good faith, reasonable efforts to resolve any concern or disagreement raised by Buyer with respect to such calculation, and such calculation shall be subject to Buyer’s acceptance (acting reasonably).  The Estimated Capital Lease Amount (as accepted by Buyer acting reasonably) shall be deducted from the $106,000,000 payable by Buyer to Seller pursuant to Section 2.5(c).

              (b)          As promptly as practicable, but not later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Verification Statement”) setting forth Buyer’s detailed calculation of (i) the Capital Lease Amount and (ii) the total amount of Indebtedness of Seller and the Subsidiaries (other than obligations under the Continuing Capital Leases) as of the Closing Date (the combination of (i) and (ii), the “Buyer’s Calculated Debt Amount”) together with a certificate from Buyer to the effect that such calculation was determined in good faith in accordance with the provisions of Section 2.18(a) and this Section 2.18(b) and in accordance with GAAP consistently applied.

              (c)          If the Buyer’s Calculated Debt Amount, as determined by Buyer, is less than the total amount of Repaid Indebtedness and Estimated Capital Lease Amount determined pursuant to Section 2.17 and 2.18(a) (the “Estimated Total Indebtedness”), such amount determined by Buyer shall be final, binding and conclusive on the Parties.  If the Buyer’s Calculated Debt Amount, as determined by Buyer, is greater than the Estimated Total Indebtedness, Seller shall have thirty (30) days from the date of its receipt of Buyer’s Verification Statement to review Buyer’s calculation.  Upon completion of its review (and in any event within the required thirty (30)-day period), Seller shall submit to Buyer a letter regarding Seller’s concur rence or disagreement with the accuracy of Buyer’s calculation, with any disagreement being specified with appropriate explanatory details.  Seller’s disagreement may only be on the basis that Buyer’s calculation is not in accordance with the provisions of the opening paragraph of this Section 2.17 and 2.18 or is mathematically incorrect.  If Seller fails to deliver a letter disagreeing with Buyer’s calculation within such thirty (30) day period, Seller shall be deemed to have accepted Buyer’s calculation, in which event Buyer’s calculation shall be final, binding and conclusive on the Parties.  Following delivery of such letter of disagreement (if any), Seller and Buyer shall promptly (and in any event within ten (10) Business Days after the delivery of such letter) cause their respective Representatives to confer with each other with a view to resolving such disagreement.

              (d)          If Seller’s and Buyer’s Representatives are unable to resolve such disagreement within thirty (30) days after the date of delivery of Seller’s letter of disagreement (or longer, as mutually agreed by the Parties), each of Seller and Buyer shall submit a position with respect to the matter in dispute to a mutually acceptable firm of Independent Accountants for review and final determination.  The determination of the Independent Accountants with respect to such disagreement shall be completed within thirty (30) days after the appointment of the Independent Accountants and shall be final, binding and conclusive on the Parties.  The Independent Accountants shall adopt the position of either Buyer or Seller based upon which position more accurately ref lects the aggregate of the Capital Lease Amount and the total amount of Indebtedness of Seller and Subsidiaries (other than obligations under the Continuing Capital Leases) as of the Closing Date (using the total present value amount of payments determined in accordance with GAAP (and using a discount rate of two point two percent (2.2%)) as the measure of the present value of the obligations under the Continuing Capital Leases as of the Closing Date).  The fees, costs and expenses of the Independent Accountants shall be paid by whichever of Seller or Buyer is the Party whose position regarding the Capital Lease Amount and the total amount of Indebtedness of Seller and Subsidiaries (other than obligations under the Continuing Capital Leases) as of the Closing Date is not selected by the Independent Accountants as the correct determination.

              (e)          If the total of the Capital Lease Amount and Indebtedness of Seller and the Subsidiaries (other than the Continuing Capital Leases) as of the Closing Date is finally determined (whether by agreement of the Parties, deemed acceptance by Seller (as provided in Section 2.18(b)) or determination by the Independent Accountants) to be:

              (i)          less than the Estimated Total Indebtedness, Buyer shall deliver to Seller, within five (5) Business Days after such determination is made, payment of such difference by check or wire transfer of immediately available funds, and the Purchase Price shall be deemed to be adjusted accordingly; or

              (ii)          greater than the Estimated Total Indebtedness, Seller shall deliver to Buyer, within five (5) Business Days after such determination is made, payment of such difference by check or wire transfer of immediately available funds, and the Purchase Price shall be deemed to be adjusted accordingly.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

          In order to induce Buyer to enter into this Agreement and consummate the Contemplated Transactions, Seller hereby represents and warrants to Buyer as follows:

3.1 Organization and Good Standing.

              (a)          Seller and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its corporate domicile, with full corporate power and corporate authority to conduct the Business as presently conducted by it and to own or use the property and assets owned or used by it.  Seller and each Subsidiary  is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  The corporate domicile of Seller and each Subsidiary and the other jurisdictions in which Seller and each Subsidiary are qualified to do business as foreign corporations are as set forth on Schedule 3.1(a).  Except for (i) Tech Group North America, which holds all of the issued and outstanding stock of Tech Group Grand Rapids and a forty percent (40%) membership interest in Enovatech, LLC, an Ohio limited liability company (“Enovatech”), and (ii) Tech Group Europe, which holds sixtee n point two-five percent (16.25%) of the outstanding stock of Bardray Limited, an Irish corporation (“Bardray”) and one hundred percent (100%) of the capital stock of each of Tech Technologies and Tech Group Innovative Solutions, no Subsidiary holds any capital stock or any other membership, partnership or other equity interest in any other Person.

              (b)          True and complete copies of the articles of incorporation, bylaws or other comparable charter documents of Seller and the Subsidiaries (collectively, the “Charter Documents”) as in effect on the date of this Agreement have been made available for inspection by Seller prior to the date of this Agreement, which copies are complete and correct and include all amendments, modifications or supplements thereto.  The Charter Documents are in full force and effect and Seller and Subsidiaries are in full compliance with all of the terms and provisions of the Charter Documents.

          3.2          Enforceability; Authority.  The execution, delivery and performance by Seller of this Agreement, the Stock Assignments, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignments, the EBITDA Test Escrow Agreement, the Indemnity Escrow Agreement, the AlphaAdvisors Consulting Agreement, and each other agreement or instrument required to be executed and delivered by Seller pursuant hereto (collectively, the “Seller Closing Documents”) have been duly and validly authorized by all requisite corporate action on the part of Seller and no other proceeding or act on the part of Seller, its board of directors or stockholders is necessary to authorize the execution, delivery or performance by Seller of this Agreement or the Seller Closing Documents or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Seller and this Agreement constitutes and the Seller Closing Documents upon execution and delivery by Seller shall constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity).  Seller has all corporate power and corporate authority to execute and deliver this Agreement and the Seller Closing Documents and to perform its obligations under this Agreement and the Seller Closing Documents.  Neither the execution and delivery by Se ller of this Agreement or any of the Seller Closing Documents nor the consummation or performance of any of the Contemplated Transactions does or shall, directly or indirectly (with or without notice or lapse of time):

(a) violate any provision of the Charter Documents of Seller or any Subsidiary, or contravene any resolution adopted by the directors or shareholders of Seller or any Subsidiary;

              (b)          violate any Applicable Law or Order to which Seller, any Subsidiary, the Business or any of the Seller Assets is subject or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which Seller, any Subsidiary, the Business or any of the Seller Assets is subject;

              (c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by or on behalf of Seller or any Subsidiary and that relates to the Business or any of the Seller Assets;

              (d)          violate any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Seller or any Subsidiary is a party or by which Seller or any Subsidiary is bound; or

(e) result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) on any Asset.

          3.3          Notices and Consents.  Except as set forth under Part 1 of Schedule 3.3, Seller is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

          3.4          Capitalization and Shareholders.

              (a)          The authorized, issued and outstanding share capital or other equity of Seller and each Subsidiary and, to the Knowledge of Seller, of each of Enovatech and Bardray is set forth on Schedule 3.4(a).  Except as set forth on Schedule 3.4(a), neither Seller nor any Subsidiary owns any capital stock or any other equity interest in any Person.

              (b)          Except as set forth on Schedule 3.4(b), Seller is the direct record and beneficial owner of all of the issued and outstanding shares of each Subsidiary, free and clear of any Encumbrance, other than (i) Tech Group Grand Rapids, of which Tech Group North America is the sole direct record and beneficial shareholder, free and clear of any Encumbrance, (ii) Tech Group Mexico, of which Tech Group North America is the record and beneficial owner of one-one hundredth percent (0.01%) of the outstanding stock of Tech Group Mexico, free and clear of any Encumbrance, and (iii) Tech Technologies and Tech Group Innovative Solutions, of which Tech Group Europe is the sole direct record and beneficial shareholder, free and clear of any Encumbrance.  Tech Group North America is the record and beneficial owner of a forty percent (40%) membership interest in Enovatech, free and clear of any Encumbrance (other than the restrictions imposed under Enovatech’s Operating Agreement with respect to such membership interest).  Tech Group Europe is the record and beneficial owner of sixteen point two-five percent (16.25%) of the outstanding stock of Bardray, free and clear of any Encumbrance.  Seller has the corporate power and corporate authority to sell, transfer, assign and deliver to Buyer all of the Subsidiary Shares, and such delivery shall convey to and vest in Buyer at the Closing, directly or indirectly, all legal and beneficial right, title and interest in and to the Subsidiary Shares, free and clear of any Encumbrance, other than Permitted Encumbrances.  All of the issued and outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive or similar rights of any stockholder arising by operation of securities laws or the Charter Documents.

              (c)          Except as set forth on Schedule 3.4(c), (i) there is no existing option, warrant, call, right or Contract of any character to which Seller, any Subsidiary or any Shareholder is a party requiring, and there are no securities of Seller or any Subsidiary outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Seller or any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Seller or any Subsidiary, and (ii) none of Seller, any Subsidiary or any shareholder thereof is a party to any shareholder agreement, voting trust or other Contract with res pect to the voting, redemption, sale, transfer or other disposition of the capital stock of Seller or any Subsidiary.

          3.5          Financial Statements.  Set forth on Schedule 3.5 are true and complete copies of the audited consolidated financial statements of Seller and the Subsidiaries as of and for the periods ended June 26, 2004, June 28, 2003 and June 29, 2002, together with the reports thereon of Henry & Horne PLC, independent certified public accountants, and copies of the unaudited consolidated financial statements of Sellerand the Subsidiaries as of and for the periods ended December 25, 2004 and March 26, 2005, including in each case a balance sheet, a profit and loss statement and any applicable notes thereto (collectively, the “Financial Statements”).  The Financial Statements have been prepared from and are in accordance in all material respects with the books and records of Seller and the Subsidiaries, fairly present in all material respects the financial condition, results of operations and cash flows of Seller and the Subsidiaries as of the respective dates of and for the periods referred to therein, all in accordance with GAAP (except, in the case of the interim, unaudited financial statements, for the absence of notes thereto and subject to normal year-end adjustments that are not material in the aggregate), reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto, and are correct and complete in all material respects.

          3.6          Sufficiency of Seller Assets.  The Seller Assets and the assets of the Subsidiaries constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in substantially the same manner as presently operated by Seller and the Subsidiaries.

          3.7          Books and Records.  The minute books, corporate books and records, stock transfer ledgers, financial records and other business records of Seller and the Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  Seller and the Subsidiaries maintain accurate books and records reflecting their assets and liabilities on a consolidated basis and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and the Subsidiaries on a consolidated basis and to maintain accountability for Sell er’s and the Subsidiaries’ assets, (iii) access to Seller’s and the Subsidiaries’ books and records is permitted only in accordance with management’s authorization, (iv) the reporting of Seller’s and the Subsidiaries’ cash and Inventories is compared with existing cash and Inventories at regular intervals, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

          3.8          Title to Assets; Encumbrances.  Except for (i) the Encumbrances listed under Part 1 of Schedule 3.8, all of which shall be discharged by Seller before or in connection with the Closing, and (ii) the Permitted Encumbrances (including any specified Encumbrances listed under Part 2 of Schedule 3.8), Seller holds, and at the Effective Time shall hold, all legal and beneficial and good, valid and marketable right, title and interest in and to the Seller Assets, and each Subsidiary holds, and at the Effective Time shall hold, all legal and beneficial and good, valid and marketable right, title and interest in and to its assets, in each case free and clear of any Encumbrance.

          3.9          Condition of Equipment.  Part 1 of Schedule 3.9 contains a list of all material Equipment owned or leased by Seller and included in the Seller Assets.  Part 2 of Schedule 3.9 contains a list of all material Equipment owned or leased by any Subsidiary (broken down by each Subsidiary).  Except as disclosed on Schedule 3.9, (i) each item of Equipment included in the Seller Assets or owned or leased by any Subsidiary is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business, is free from apparent defects and is being operated and maintained in all material respects in accordance with prescribed operating instructions (if any) necessary to ensure the effectiveness of related warranties and/or s ervice plans, and (ii) no item of Equipment included in the Seller Assets or owned or leased by any Subsidiary is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.  Except as disclosed on Schedule 3.9, all Equipment included in the Seller Assets or owned or leased by any Subsidiary is, and immediately before the Closing shall be, in the possession of Seller or a Subsidiary.

          3.10          Accounts Receivable.  All Accounts Receivable that are reflected in the Financial Statements or in the accounting records of Seller or any Subsidiary as of the date hereof, other than Accounts receivable (if any) listed on Schedule 2.3(k) and other than the receivables in respect of the loans to Employees referred to on Schedule 3.24(c), represent, and as of the Effective Time shall represent, valid obligations arising from sales actually made or services actually performed by Seller or the Subsidiaries arising from bona-fide transactions in the ordinary course of business.  Such Accounts Receivable have been billed when due and are due and collectible within ninety (90) days of billing, subject to reserves which are adequate under GAAP.  Except as disclosed on Schedule 3.10, and except for the Accounts receivable (if any) listed on Schedule 2.3(k), to the Knowledge of Seller, there is no contest, claim, defense or right of setoff with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable (or any part thereof).

          3.11          Accounts Payable.  Since June 26, 2004, Seller and each Subsidiary has satisfied, paid and discharged its accounts payable and other current liabilities and obligations in a timely manner, except (i) for current accounts payable which are not yet delinquent and are properly accounted for in the Financial Statements or Seller’s or the applicable Subsidiary’s financial records, and (ii) accounts payable that are the subject of a good faithdispute.  Any and all such good faith disputes that are currently unresolved and that relate to an account payable in excess of $10,000 are described on Schedule 3.11.

          3.12          Inventories.  All items included in the Inventories of the Subsidiary consist of a quality and quantity usable or saleable in the ordinary course of business of the Subsidiaries, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements.  All of the Inventories have been valued at the lower of cost or net realizable value.  Inventories now on hand that were purchased after the date of the most recent balance sheet included in the Financial Statements were purchased in the ordinary course of business of the Subsidiaries at a cost not exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventories (whether raw materials, work in process or finishe d goods) are not excessive but are reasonable in the present circumstances of the Subsidiaries.

          3.13          Real Property.

              (a)          Schedule 3.13(a) sets forth a complete list of (i) all real property and interests in real property owned in fee by Seller or any Subsidiary (collectively, the “Owned Real Properties”), and (ii) all real property and interests in real property leased by Seller or any Subsidiary (collectively, the “Leased Real Properties” and, together with the Owned Real Properties, the “Seller/Subsidiary Properties”) as lessee or lessor under real property leases (each, a “Real Property Lease”).  Seller or the applicable Subsidiary has good and marketable fee title to the Owned Real Properties, free and clear of all Encumbrances, other than Permitted Encumbrances.  The Seller/Subsidiary Properties cons titute all interests in real property currently used or currently held for use by Seller and the Subsidiaries in connection with the Business which are necessary or used for the continued operation of the Business as it is currently being conducted.  All of the Seller/Subsidiary Properties, including buildings, fixtures and improvements thereon, are in good operating condition and repair (ordinary wear and tear excepted).

              (b)          Seller or its applicable Subsidiary has a valid and enforceable leasehold interest under each Real Property Lease, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).  Each Real Property Lease is in full force and effect, and neither Seller nor any Subsidiary is in default thereof, and no condition exists that with notice or lapse of time, or both, would constitute a default by Seller or any Subsidiary under any Real Property Lease, and, to the Knowledge of Seller, no other party to any Real Property Lease is in default thereof or has exercised any termination right with respect thereto.

              (c)          There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain Proceeding that affects or could be reasonably expected to affect any of the Seller/Subsidiary Properties or any part thereof, and neither Seller nor any Subsidiary has received any written notice of the intention of any Governmental Authority to undertake any such Proceeding with respect to any of the Seller/Subsidiary Properties, or any part thereof.

              (d)          Neither Seller nor any Subsidiary has received any notice from any insurance company that has issued a policy with respect to any of the Seller/Subsidiary Properties requiring performance of any structural or other repairs or alterations to such Seller/Subsidiary Property.

              (e)          Neither Seller nor any Subsidiary owns or holds, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

              (f)          Neither Seller nor any Subsidiary has made any alteration or caused any damage to any of the Leased Real Properties (ordinary wear and tear excepted) that was not consented to by the applicable Third Party landlord and that has resulted in or could reasonably be expected to result in any claim by such landlord against Seller or any Subsidiary (or, following the Closing, against Buyer) for repair, replacement, remediation, reimbursement or other remedies available to such landlord under any Real Property Lease or under Applicable Law.

              (g)          The use by Seller and the Subsidiaries of the Seller/Subsidiary Properties for the various purposes for which they are presently being used is permitted as of right under all Applicable Laws (including zoning laws).

              (h)          None of Seller or any Subsidiary currently has or has had within the past twelve (12) months any ongoing dispute or disagreement with any Third Party landlord in respect of any obligation of either party under any Real Property Lease where such dispute has not been fully resolved and settled as of the date hereof.

(i) Each Real Property Lease set forth on Schedule 3.30 contains terms and conditions equivalent to those that would have been negotiated between Persons acting on an arm’s-length basis.

          3.14          Seller/Subsidiary Contracts.  Schedule 3.14 contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of the following outstanding Contracts (including all amendments and supplements thereto) to which Seller or any Subsidiary is a party or by which Seller or any Subsidiary is bound relating to the Seller

Assets, the assets of any Subsidiary or the Business, but excluding any Excluded Seller Contract (the “Seller/Subsidiary Contracts”):

              (a)          each Contract for the sale of goods or performance of services by Seller or any Subsidiary having an actual or anticipated value to Seller or such Subsidiary of at least $100,000, including individual purchase orders;

              (b)          each Equipment lease, lease-purchase agreement, installment sale agreement or other similar Contract pursuant to which Seller or any of the Subsidiaries is a purchaser, lessor or lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $100,000;

              (c)          each maintenance or service plan, warranty or other similar Contract relating to any of the Equipment included in the Seller Assets or owned or leased by any Subsidiary having a value of at least $10,000;

              (d)          each Contract with Third Party consultants or other service providers of Seller or any Subsidiary relating to the Business, other than Contracts with Seller’s investment bankers (if any) or its legal, financial and accounting advisors;

              (e)          each Contract involving a sharing of profits, losses, costs or Liabilities by Seller or any Subsidiary with any Third Party, including any joint venture or joint development agreement or partnership;

              (f)          each Contract containing covenants that in any way purport to restrict Seller’s or any Subsidiary’s business activity or limit the freedom of Seller or any Subsidiary to engage in any line of business or to compete with any Person;

(g) each Contract made within the past twelve (12) months requiring or contemplating capital expenditures by Seller or any Subsidiary of at least $100,000;

(h) each Contract that creates, gives rise to or otherwise contemplates any Encumbrance over or in respect of any of Seller’s or any Subsidiary’s assets;

              (i)          each written warranty, guaranty, surety and/or other similar undertaking with respect to financial support or contractual performance extended by Seller Ror any Subsidiary on behalf of or in support of any other Person (including Seller or any Subsidiary);

(j) each employment, severance or termination Contract with any present or former Employee;

(k) each Contract with any labor union, employee organization or association or other representative of a group of Employees;

              (l)          each Contract continuing over a period of more than six (6) months from the date thereof, not terminable by Seller or any of the Subsidiaries upon sixty (60) days’ or less notice without penalty or involving more than $100,000;

(m) each Contract with dealers, distributors or sales representatives;

(n) each Contract providing for the acquisition or disposition of the assets, business or a direct or indirect ownership interest in any of the assets of Seller or any of the Subsidiaries;

              (o)          each Contract relating to any investment by Seller or any of the Subsidiaries in another Person (including with respect to Enovatech and Bardray), including any shareholder agreements, registration rights agreements, voting agreements or other similar agreements;

(p) each stock option Contract, warrant and convertible security for the purchase or issuance of capital stock of any of the Subsidiaries;

              (q)          each Contract restricting the transfer of capital stock of any of the Subsidiaries, obligating any of the Subsidiaries to issue or repurchase shares of its capital stock, or relating to the voting of stock or the election of directors of any of the Subsidiaries;

(r) each inter-company Contract between the Seller and any of the Subsidiaries or between any of the Subsidiaries;

(s) each Contract not entered into in the ordinary course of business having an actual or potential cost or value to Seller or any Subsidiary of at least $100,000; and

(t) any Contract or written commitment to do any of the foregoing described in Sections 3.14(a) through 3.14(s).

3.15 Seller/Subsidiary Contract Disclosure. Except as set forth on Schedule 3.15:

              (a)          each Seller/Subsidiary Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity);

              (b)          Seller or the applicable Subsidiary is in material compliance with, and not in default in any material respect of, all applicable terms and requirements of each Seller/Subsidiary Contract; provided, however, that the provisions of this Section 3.15(b) shall not apply to any warranty claim made by any customer of Seller under any written warranty agreement made or given in connection with Seller’s sale of goods or performance of services on or before the Closing Date, unless Seller or any Subsidiary has breached its obligations under such agreement with respect to the servicing of such warranty claim;

(c) to the Knowledge of Seller, each other Person that is a party to or bound by any Seller/Subsidiary Contract is in material compliance with all applicable terms and requirements thereof; and

              (d)          neither Seller nor any Subsidiary has given to or received from any other Person any written notice regarding any actual or alleged violation of any Seller/Subsidiary Contract (other than as fully settled or resolved, or any notice announcing, contemplating or threatening termination or cancellation of any Seller/Subsidiary Contract (other than a notice relating to expiration of a Seller/Subsidiary Contract in accordance with its terms).

              (e)          Except as disclosed on Schedule 3.15, there are no outstanding claims made or, to the Knowledge of Seller, threatened against Seller or any Subsidiary with respect to any breach of express or implied product warranties, or any other similar claim, regarding any product or service manufactured, created, licensed, distributed, provided or sold by Seller or any Subsidiary on or prior to the Closing Date, nor, to Seller’s Knowledge, are there any facts or circumstances that could be reasonably expected to result in such a claim or threatened claim.

3.16 Material Customers and Suppliers.

              (a)          Schedule 3.16(a) sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of Seller and the Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended June 26 2004 and June 28, 2003 and year-to-date in respect of the fiscal year ending June 25, 2005, showing the approximate total sales by Seller and the Subsidiaries to each such customer and the approximate total purchases by Seller and the Subsidiaries from each such supplier, during such period.

              (b)          Except as otherwise set forth on Schedule 3.16(b), since June 26, 2004, (i) no customer or supplier listed on Schedule 3.16(a) has terminated its relationship with Seller or any of the Subsidiaries or materially reduced or changed the pricing or other terms of its business with Seller or any of the Subsidiaries and, (ii) no customer or supplier listed on Schedule 3.16(a) has notified Seller or any of the Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with Seller or any of the Subsidiaries.

3.17 Seller/Subsidiary IP.

              (a)          Schedule 3.17(a) contains a complete and accurate list of all patents (including applications therefor), trademarks (including applications therefor), trade names, service marks, trade dress, logos, registered copyrights, proprietary software, licensed software (excluding licenses of commercially available, off-the-shelf software products (e.g., Microsoft Office, Adobe Acrobat)), internet URL addresses, Trade Secrets and other proprietary designs and technology that are owned, used, or held for use by Seller or any Subsidiary, and any registration or application for registration of any of the foregoing in any jurisdiction (collectively, the “Seller/Subsidiary IP”), specifying as to each such item, as applicable, (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item.

              (b)          Except as disclosed on Schedule 3.17(b), (i) all items of Seller/Subsidiary IP are in material compliance with formal legal requirements (including, to the extent applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable, (ii) to the Knowledge of Seller, no item of Seller/Subsidiary IP is currently being infringed or otherwise violated or challenged or threatened in any way, (iii) neither Seller nor any Subsidiary has received notice of any claim or allegation that any of the products or services sold or Trade Secrets used by Seller or any Subsidiary, or the operation of the Business as currently conducte d, infringes or otherwise violates any Intellectual Property right of any other Person, and to the Knowledge of Seller, there is no basis for such a claim or allegation, (iv) no trademark of Seller or any Subsidiary has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any trademark of Seller or any Subsidiary, (v) to Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person in use or pending, (vi) there is no Proceeding pending, or to the Seller’s Knowledge, threatened, and no claim or demand made, or, to the Seller’s Knowledge, threatened, that challenges the legality, validity, enforceability or ownership by Seller or any Subsidiary of any item of Intellectual Property required to be disclosed on Schedule 3.17(a), and (vii) the Seller Assets and the assets held by the Subsidiaries include a ll Intellectual Property that is reasonably necessary for the operation of the Business as currently conducted.

              (c)          With respect to any Trade Secrets of Seller or any Subsidiary, the documentation relating to such Trade Secrets is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.  Seller and the Subsidiaries have taken reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets, including requiring certain key employees and/or contractors to execute proprietary information and confidentiality agreements in favor of Seller or the applicable Subsidiary.  Except as disclosed on Schedule 3.17(c), to the Knowledge of Seller, the Trade Secrets of Seller or any Subsidiary are not part of the public knowledge or lite rature and have not been used, divulged or appropriated either for the benefit of any Person (other than Seller or any Subsidiary) or to the detriment of Seller or any Subsidiary.

              (d)          Schedule 3.17(d) contains a complete and accurate list of all material licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any Seller/Subsidiary IP (other than commercially available, off-the-shelf software products (e.g., Microsoft Office, Adobe Acrobat)), and (ii) by which Seller or any Subsidiary licenses or otherwise authorizes a Third Party to use any Intellectual Property.  Neither Seller nor, to the Knowledge of Seller, any other Person is in breach of or default under any such license or other agreement, and each such license or other agreement is now and immediately following the Closing shall be valid and in full force and effect.  Except with respect to licenses of commercially available, off-the-shelf software products (e.g., Microsoft Office, Adobe Acrobat), and except as required under the Technology License Agreement dated October 31, 2003 between Seller and Gram Technology, Inc., neither Seller nor any of the Subsidiaries is required, obligated, or under any obligation whatsoever, to make any payment by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other Third Party, with respect to the use thereof or in connection with the conduct of the Business as currently conducted.

              (e)          The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use by the Seller and its Subsidiaries, including all computer hardware, software, firmware and telecommunications systems, perform reliably and in material conformance with the appropriate specifications or documentation for such systems.  To the actual knowledge of Seller as of the date of this Agreement, after consulting with Seller’s information technology manager, the computer software and hardware used by the Seller and its Subsidiaries do not contain any viruses, “worms”, Trojan horses or other disabling or malicious code (excluding spyware) that would substantially impair the functionality of such computer software or systems.

3.18 Taxes.

(a) Except as set forth on Schedule 3.18(a):

             (i)          Seller and each Subsidiary (or Seller on the behalf of any Subsidiary) has timely filed with the appropriate Taxing Authorities all Tax Returns that Seller or any Subsidiary was required to file, and all such Tax Returns are true, correct and complete in all material respects;

             (ii)          all Taxes owed by Seller or any Subsidiary with respect to Tax Returns (whether or not reflected on such Tax Returns) have been timely paid, except where the payment of any Tax is being disputed in good faith by Seller or a Subsidiary and an appropriate reserve therefor is included in the Financial Statements, and all other Taxes due and payable by or attributable to Seller or any Subsidiary with respect to any part of the Pre-Closing Tax Period (whether or not a Tax Return is due by the Closing Date) have been paid or are accrued on the applicable Financial Statements, or shall be paid or accrued on the books and records of Seller or the applicable Subsidiary as of the Closing Date;

             (iii)          Seller and the Subsidiaries have withheld and paid all Taxes required under Applicable Law to have been withheld and paid by them in connection with any amount paid or owing to any Employee, independent contractor, creditor, stockholder or other Person;

(iv) there are no audits, actions, suits, investigations, claims or other Proceedings relating to Taxes or any Tax Return of Seller or any Subsidiary now

pending, or to the Knowledge of Seller, threatened or proposed, and neither Seller nor any Subsidiary has received any written notice of any proposed audit, action, suit, investigation, claim or other Proceeding relating to Taxes or any Tax Return that has not been fully settled or otherwise resolved;

             (v)          neither Seller nor any Subsidiary is a party to, bound by or obligated under, any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement, arrangement or understanding, whether written or unwritten (any of which, a “Tax Sharing Agreement”) pursuant to which it shall have any obligation to make any payment after the Closing;

             (vi)          neither Seller nor any Subsidiary is, nor has Seller or any Subsidiary ever been, a member of any consolidated, affiliated, combined, unitary or similar group for U.S. federal, state, local or foreign Tax purposes, other than a group the parent of which is Seller;

             (vii)          no jurisdiction where Seller or any Subsidiary does not file a Tax Return has given written notice to Seller or any Subsidiary claiming that Seller or any Subsidiary is required to file a Tax Return for such jurisdiction;

             (viii)          neither Seller nor any Subsidiary has received a written ruling from any Taxing Authority, and no closing agreement pursuant to Code Section 7121 (or similar provision of state, local or foreign law) has been entered into by or with respect to Seller or any Subsidiary;

             (ix)          within the two (2) years prior to the date hereof, neither Seller nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355 in a distribution of stock qualifying or intended to qualify for tax-free treatment under Code Section 355.

             (x)          Seller has been a validly electing “S” corporation within the meaning of Code Sections 1361 and 1362 at all times since July 1, 2003 and Seller shall be an “S” corporation up to and including the Closing Date.

             (xi)          Each of Tech Group North America and Tech Group Grand Rapids has been a validly electing Qualified Subchapter S Subsidiary within the meaning of Code Section 1361(b)(3) at all times since July 1, 2003, and each shall be a Qualified Subchapter S Subsidiary (a “QSSS”) up to and including the Closing Date.

(xii) Neither Seller nor any Subsidiary has engaged in any transactions required to be disclosed to the Internal Revenue Service pursuant to Treas. Reg. §1.6011-4.

(xiii) No Subsidiary is or has been a party to any tax sharing or tax allocation agreement pursuant to which it may be responsible for Taxes of any other Person.

              (b)          Except as set forth on Schedule 3.18(b), (i) no deficiency or proposed adjustment which has not been paid in full and either settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any Taxing Authority against Seller or any Subsidiary, (ii) neither Seller nor any Subsidiary has consented to extend the time in which any Taxes payable by or attributable to any Tax Return item of Seller or any Subsidiary may be assessed or collected by any Taxing Authority, and (iii) neither Seller nor any Subsidiary has requested or been granted an extension of the time for filing any Tax Return with respect to Taxes payable by or attributable to Seller or any Subsidiary.

          3.19          Environmental Matters.  Seller has delivered to Buyer true and complete copies and results of any and all reports, audits, studies, analyses, tests or monitoring reports possessed or reasonably accessible by Seller or any Subsidiary pertaining to Hazardous Materials or Hazardous Activity in, on, or under any of the Seller/Subsidiary Properties, relating to the operation of Equipment included in the Seller Assets or owned or leased by any Subsidiary, or concerning compliance by Seller or any Subsidiary with Environmental Law and Environmental Permits.  Except as disclosed on Schedule 3.19 or Schedule 10.2(e):

              (a)          the operations of Seller and each Subsidiary are and have at all times been in compliance in all material respects with all Environmental Laws.  Neither Seller nor any Subsidiary has received any actual or threatened order, notice or other written communication from (i) any Governmental Authority, private citizen acting in the public interest or other Third Party, or (ii) the current or prior owner of any of the Leased Real Properties of any actual or potential violation or failure of Seller or any Subsidiary to comply with any Environmental Law or of any actual or threatened obligation on the part of Seller or any Subsidiary to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Seller/Subsidiary Properties or any other property or asset (whether real, personal or mixed) in which Seller or any Subsidiary has or had an interest (including a leasehold interest);

              (b)          neither Seller nor any Subsidiary has any Environmental, Health and Safety Liabilities with respect to any of the Seller/Subsidiary Properties or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller or any Subsidiary has or had an interest (including a leasehold interest) or with respect to any property or facility to or from which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any Subsidiary have been transported, treated, stored, handled, transferred, disposed of, recycled or received;

              (c)          neither Seller nor any Subsidiary has received any citation, directive, inquiry, notice, Order, summons, warning or other written communication from any Governmental Authority alleging any actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Seller/Subsidiary Properties or with respect to any other property or facility to or from which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any Subsidiary have been transported, treated, stored, handled, transferred, disposed, recycled or received;

              (d)          to the Knowledge of Seller, except to the extent in compliance with Environmental Laws, there are no Hazardous Materials present on or in the Environment at any of the Seller/Subsidiary Properties or any other property or asset in which Seller or any Subsidiary has or had an interest (including a leasehold interest) prior to or during the time such Seller or Subsidiary had such interest, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, Equipment (whether movable or fixed) or other containers, either temporary or permanent; and

              (e)          neither Seller nor any Subsidiary has conducted any Hazardous Activity on or with respect to any of the Seller/Subsidiary Properties or any other property or facility in which Seller or any Subsidiary has or had an interest (including a leasehold interest) except in material compliance with all applicable Environmental Laws.

3.20 Compliance with Applicable Laws; Permits.

              (a)          The conduct by Seller and the Subsidiaries of the Business and the ownership and operation of their respective assets are and have been in compliance in all material respects with all Applicable Laws.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by Seller or any Subsidiary of any Applicable Law relating to the Business.  Neither Seller nor any Subsidiary has received at any time since June 28, 2003 any written notice from any Governmental Authority or any other Person regarding any actual or alleged violation of any Applicable Law relating to the Business.

              (b)          Schedule 3.20(b) contains a complete and accurate list of all Permits (identified by document title or name, identifying number and expiration date, if any) held by Seller or any Subsidiary that relates in any way to the Business, the Seller Assets or the assets of any Subsidiary.  Such Permits collectively constitute all of the Permits necessary to permit Seller and the Subsidiaries to lawfully operate the Business in the manner in which it is currently operated and to permit Seller to own and use the Seller Assets and to permit the Subsidiaries to own and use their assets, in each case in the manner in which they currently own and use them.  Each Permit listed or required to be listed on Schedule 3.20(b) is valid and in full force and effect.   Seller and each Subsidiary (as applicable) is currently, and at all times since June 28, 2003, has been, in compliance in all material respects with all of the terms and requirements of each Permit identified or required to be identified on Schedule 3.20(b).  No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Permit listed or required to be listed on Schedule 3.20(b), or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit listed or required to be listed on Schedule 3.20(b).

              (c)          Neither Seller nor any Subsidiary has received at any time since June 28, 2003 any written notice from any Governmental Authority regarding (i) any actual or alleged violation of any term or requirement of any Permit listed or required to be listed on Schedule 3.20(b), or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any such Permit.

              (d)          All applications required to have been filed as of the date hereof for the renewal of the Permits listed or required to be listed on Schedule 3.20(b) have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made as of the date hereof with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities.

3.21 Proceedings; Orders.

              (a)          Except as set forth on Schedule 3.21(a), there is no Proceeding outstanding, pending or, to the Knowledge of Seller, threatened (i) by or against Seller or any Subsidiary that in any way relates to or may affect the Business or any material asset of Seller or any Subsidiary, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for, the commencement of any Proceeding referred to in this Section 3.21(a).

              (b)          There is no Order to which Seller or any Subsidiary is subject that in any way relates to or could reasonably be expected to affect the Business or any of the material assets of Seller or any Subsidiary.

          3.22          No Undisclosed Liabilities.  Neither Seller nor any Subsidiary has any Liability in respect of the Business, the Subsidiary Shares, the Seller Assets, the Subsidiaries or any of the assets of any Subsidiary except for (i) Liabilities specifically reflected as such in the Financial Statements, (ii) ongoing performance obligations under the Seller/Subsidiary Contracts and the Real Property Leases that are not required by GAAP to be reflected in the Financial Statements, (iii) current Liabilities incurred in the ordinary course of business of Seller and the Subsidiaries since the date of the most recent balance sheet included in the Financial Statements which are consistent as to type and amount with past practice, (iv) Liabilities set forth under Part 1 of Schedule 3.22, which shall be satisfied, pai d or otherwise discharged at or before Closing, (v) Liabilities set forth under Part 2 of Schedule 3.22, which shall not be satisfied, paid or otherwise discharged at or before Closing, and (vi) the Retained Seller Liabilities.

          3.23          No Material Adverse Effect.  Since June 26, 2004, except as expressly disclosed on Schedule 3.23, no event, change, condition, state of facts or development has occurred or circumstance arisen that, individually or in the aggregate, has had a Material Adverse Effect or that could reasonably be expected to have a Material Adverse Effect.

          3.24          Absence of Certain Events and Circumstances.  Except as set forth on Schedule 3.24, since June 26, 2004, Seller and the Subsidiaries have conducted the Business only in the ordinary course of business consistent with past practice.  In addition, and without limiting the foregoing, except as set forth on Schedule 3.24, neither Seller nor any of the Subsidiaries has, since June 26, 2004:

              (a)          discharged or satisfied any material Lien or paid any material obligation or Liability, other than current Liabilities paid in the ordinary course of business consistent with past custom and practice, or canceled, compromised, waived or released any material debt, right or claim;

              (b)          sold, leased, assigned, licensed or transferred any of its assets or portion thereof (other than sales of inventory in the ordinary course of business or sales of obsolete assets) or mortgaged, pledged or subjected any of its assets to any Lien, except for Permitted Liens, in all such cases, with an aggregate fair market value of more than $500,000;

              (c)          increased or granted or promised any salary, wage, commission, bonus or other compensation to any Employee (including any officer or executive manager) or director or made, granted or promised any other change in employment, consulting or severance terms for any Employee or director (other than salary, wage, bonus or commission increases to Employees who are not officers, executive managers or directors in the ordinary course of business consistent with past practice and representing not more than a four percent (4%) increase in the aggregate) or entered into or amended any employment, severance or similar Contract with any Employee;

(d) made any single capital expenditure or commitment in excess of $500,000 or aggregate capital expenditures or commitments in excess of $10,000,000;

(e) suffered any material loss, damage, destruction or casualty or waived any rights of material value;

              (f)          created, incurred, assumed or guaranteed any Indebtedness except for borrowings from banks (or similar financial institutions) necessary to meet ordinary working capital requirements in the ordinary course of business consistent with past custom and practice;

              (g)          declared, set aside or paid any dividend or distribution (excluding inter-company transfers between the Subsidiaries or between Seller and any Subsidiary in the ordinary course of business) of cash or other property to any stockholder of any of the Subsidiaries with respect to its equity, effected any split, combination or reclassification in respect of any shares of its capital stock or purchased, redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity, or made any other payments to any stockholder of any of the Subsidiaries;

(h) made any change in any method of accounting or accounting practice or policy other than those required by GAAP;

(i) acquired any material asset or material property other than in the ordinary course of business;

              (j)          except as disclosed on Schedule 3.17(a) or Schedule 3.17(d), sold, assigned, transferred or permitted to lapse any material Intellectual Property or granted any license with respect to any Intellectual Property;

(k) made, changed or revoked any Tax election or settled or compromised any material Tax Liability with any Taxing Authority;

(l) made any change in any existing inventory management or credit, collection or payment policies, procedures or practices with respect to accounts receivable or accounts payable;

(m) modified or terminated any Contract (other than an Excluded Seller Contract) or arrangement that is material to Seller or any of the Subsidiaries;

(n) amended or authorized the amendment of its Charter Documents;

              (o)          except for any Excluded Plan, adopted any new Employee Plan, or amended or increased the payments or benefits under any existing Employee Plan, in either such case resulting in any increase in the obligations of Seller or any Subsidiary thereunder;

              (p)          received an indication by any customer or supplier of the Business listed on Schedule 3.16(a) of an intention to discontinue or materially change the terms of its relationship with Seller or any Subsidiary; or

(q) committed or agreed to do any of the foregoing.

          3.25          Insurance.  Set forth under Part 1 of Schedule 3.25 is an accurate and complete list and description of all policies of insurance to which Seller or any of the Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage as of the date hereof.  All of such insurance policies are legal, valid, binding and enforceable and such policies are in full force and effect.  All premiums due thereon covering all periods up to and including the date hereof have been paid in full.  Set forth under Part 2 of Schedule 3.25 is a complete summary description for all applicable periods dating back to June 28, 2003 of (i) the loss experience under each such policy of insurance, including a statement describing each claim having a value in excess of $50,000 (which statement i ncludes the name of the claimant, the policy of insurance being claimed under, the factual basis of such claim and the status of such claim), and (ii) the loss experience for all claims during such period that were self-insured by Seller or any Subsidiary, including the number and aggregate cost of such claims.  Since June 28, 2003, neither Seller nor any Subsidiary has received any notice of refusal of insurance coverage that was applied for by or on behalf of Seller or any Subsidiary relating (in whole or in part) to the Business or any of the assets of Seller or any Subsidiary, any notice of rejection of a claim submitted to Seller’s or any Subsidiary’s insurer in connection with the operation of the Business, or any notice of cancellation of any policy of insurance previously issued to Seller or any Subsidiary relating (in whole or in part) to the Business or any of the assets of Seller or any Subsidiary.  All policies of insurance to which Seller or any Subsidiary is a party or that provide coverage to Seller or any Subsidiary are sufficient for compliance by Seller and the Subsidiaries with Applicable Law and with their obligations under the Seller/Subsidiary Contracts and the Real Property Leases.

3.26 Employees.

              (a)          Seller has provided to Buyer a detailed list of the Employees, current to within ten (10) Business Days of the date of this Agreement, containing at least the following details for each such Employee: (i) name; (ii) title and/or job description; (iii) annual base salary or hourly wage; (iv) available bonus or other contingent compensation; (v) accrued and unused vacation days; and (vi) if on leave, the status of such leave (including reason for leave and expected return date).  Schedule 3.26(a) sets forth which Employees are under employment Contracts with Seller or any Subsidiary.

              (b)          Except as set forth on Schedule 3.26(b), since December 31, 2001, with respect to the Employees, there has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not threatened any material charge, grievance Proceeding or other claim against or affecting Seller or any Subsidiary (or any director, officer, manager or Employee thereof) relating to the actual or alleged violation of any Applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority.

              (c)          All salaries, wages, commissions and other compensation and benefits payable to each Employee have been accrued and paid by Seller or the applicable Subsidiary when due for all periods through the date hereof, and, as of the Closing Date, shall have been paid by Seller or the applicable Subsidiary when due for all periods through the Closing Date, except for stub period payroll obligations resulting from the Closing Date occurring between normal paydays.

              (d)          Neither Seller nor any Subsidiary has, during the ninety (90)-day period preceding the Closing Date, effectuated a “mass layoff” or “plant closing” under the Worker Adjustment and Retraining Notification Act (“WARN Act”) (or any similar state or local Applicable Law) or taken any other similar action that might require notice to employees under a state or local Applicable Law similar to the WARN Act”; provided, however, that this representation and warranty shall not be breached by Seller if and to the extent that Buyer (or an Affiliate thereof) does not hire on the Closing Date any employee of Seller whose employment is terminated by Seller on the Closing Date pursuant to Section 6.5(b).  Schedule 3.26(d) lists, by facility/site, the name of each employee of Seller or any Subsidiary who suffered an “employment loss” (as defined by the WARN Act), as well as the date on which it occurred, during the 90-day period preceding the Closing Date.

3.27 Labor Disputes; Compliance.

(a) Seller and the Subsidiaries have complied in all material respects, and are currently complying in all material respects with all Applicable Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and similar Taxes and occupational safety and health.  Neither Seller nor any Subsidiary is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Applicable Laws.

              (b)          Except as set forth on Schedule 3.27(b), neither Seller nor any Subsidiary has been, nor is Seller or any Subsidiary currently, a party to any collective bargaining agreement or other labor Contract with respect to the operation of the Business.  Since December 31, 2001, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or Employee grievance process involving Seller or any Subsidiary.  To the Knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute in respect of the Business.  No Proceeding relating to the alleged violation of any Applicable Law pertain ing to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority, is pending or, to the Knowledge of Seller, threatened against Seller or any Subsidiary in respect of the Business, and there is no organizational activity or other labor dispute against or affecting the Business, and no application or petition for an election of or for certification of a collective bargaining agent is pending.  There is no lock-out underway by Seller or any Subsidiary of any Employee (or group thereof), and no such action is currently contemplated by Seller or any Subsidiary.  There has been no charge of discrimination filed against or, to the Knowledge of Seller, threatened against Seller or any Subsidiary (or any director, officer or Employee thereof) with the Equal Employment Opportunity Commission or similar Governmental Authority.

3.28 Employee Plans.

(a) Schedule 3.28(a) sets forth a list of each Employee Plan. With respect to each Employee Plan, the Seller Parties have made available to Buyer:
(i) a copy of each Employee Plan (including all amendments thereto);

(ii) a copy of the annual report and actuarial report, if required under ERISA or the Code, with respect to each Employee Plan for the last two (2) plan years ending prior to the date hereof;

             (iii)          if the Employee Plan is funded through a trust or any Third Party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements with respect to the last reporting period ended immediately prior to the date thereof;

(iv) a copy of the most recent “Summary Plan Description”, together with each “Summary of Material Modifications”, if required under ERISA, with respect to each Employee Plan; and

(v) the most recent determination letter received from the IRS with respect to each Employee Plan that is intended to be qualified under Code Section 401(a).

              (b)          No liability under Title IV of ERISA has been incurred by Seller, any Subsidiary or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Seller, any Subsidiary or any ERISA Affiliate of incurring any liability under Title IV of ERISA.  To the extent that the representation in this Section 3.28(b) applies to Section 4064, 4069 or 4204 of ERISA, it is made not only with respect to the Employee Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Seller, any Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the Closing Date.< /font>

              (c)          No Employee Plan is now, or has been during any period for which any relevant statute of limitations remains open, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).  This representation is made not only with respect to the Employee Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Seller, any Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the Closing Date.

              (d)          Each Employee Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code.  There are no pending or, to Seller’s Knowledge, threatened audits, investigations or claims involving any Employee Plan by any Governmental Authority or other Person, other than routine claims for benefits.  Each Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS regarding its qualified status, and no fact exists, including any amendment or failure to amend any Employee Plan, that would cause the IRS to revoke such favorable determination letter.

              (e)          Except (i) as may be provided in any employment Contract currently in effect between Seller or any Subsidiary and an Employee or former Employee, (ii) for the Uhlmann Consulting Agreement, the Tashman Consulting Agreement and the AlphaAdvisors Consulting Agreement, (iii) for payments made under the Excluded Plans either before or in connection with the Closing, and (iv) as otherwise set forth on Schedule 3.28(e), the consummation of Contemplated Transactions shall not (A) result in any payment becoming due, or increase the amount of compensation due, to any Employee or former Employee or current or former director of Seller or any Subsidiary, (B) increase any benefits payable under any Employee Plan, or (C) accelerate the time of payment or vesting, or increase the amo unt of, or otherwise enhance, any benefit due to any Employee or former Employee or current or former director of Seller or any Subsidiary.  No such payment shall result in the loss by reason of Section 280G of the Code, of any Federal income tax deduction by Buyer or any Subsidiary.

              (f)          No Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former Employees of Seller or any Subsidiary after retirement or other termination of service other than (i) coverage mandated by Sections 601-608 of ERISA and Section 4980B(f) of the Code, (ii) death benefits or retirement benefits under any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), (iii) benefits the full cost of which is borne by the current or former Employee (or his or her beneficiary), or (iv) deferred compensation benefits properly accrued as Liabilities on the books of Seller, the applicable Subsidiary or an ERISA Affiliate.

              (g)          Seller has made no representation or communication, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Plan to any Employee or any former Employee or current or former director of Seller or any Subsidiary (or any of their respective representatives or beneficiaries) which is not in accordance with the terms and conditions of the Employee Plans.

              (h)          No leased employee (within the meaning of Section 414(n) of the Code) performs (or during the preceding three (3) years performed) services for Seller or any Subsidiary.  Seller and the Subsidiaries have at all times been in material compliance with Applicable Law regarding the classification of employees and independent contractors.  No Person engaged by Seller or any Subsidiary as an independent contractor, Third Party contract laborer, temporary employee, or “leased employee” has ever been improperly excluded from participation in a Employee Plan, nor has Seller or any Subsidiary used the services of any such individual to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of ma terial penalties or excise taxes with respect to the Employee Plans by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority.

              (i)          Except as required by Applicable Law or as described on Schedule 3.28(i), since January 1, 2004, there has been no amendment to, written interpretation or announcement (whether or not written) by Seller, any Subsidiary or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the preceding twelve (12) months.

              (j)          Seller, any applicable Subsidiary and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder with respect to each Employee Plan that is, or was during any taxable year of Seller or any ERISA Affiliate for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of section 5000(b)(1) of the Code.  Each Employee Plan is in compliance with the Health Insurance Portability and Accountability Act of 1996 and the regulations issued thereunder.

              (k)          Neither the Employee Plans, any trusts created thereunder, Seller, any applicable Subsidiary, nor any ERISA Affiliate, nor any employee of the foregoing, nor, to Seller’s Knowledge, any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in section 4975 of the Code or section 406 of ERISA).

              (l)          Set forth on Schedule 3.28(l) is a list of each individual who, as of March 31, 2005, was a “M&A qualified beneficiary” (as such term is defined in Treasury Regulations Section 54.4980B-9 Q&A-4) and to whom Seller was providing continued group health plan coverage under Section 4980B of the Code.

              (m)          The only material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by Seller or any ERISA Affiliate for the benefit of any employee of Seller or any ERISA Affiliate, including any such plan required to be maintained or contributed to by Applicable Law of the relevant jurisdiction, which would be described in Section 3.28(a), but for the fact that such plans are maintained outside the jurisdiction of the United States (but excluding plans maintained by a Governmental Authority, are listed on Schedule 3.28(a) (the “Foreign Plans”), and a true and complete copy of each written Foreign Plan and of any description of each Foreign Plan that is not written has been furnished to Buyer.

              (n)          Seller and each ERISA Affiliate and each of the Foreign Plans are in compliance in all material respects with the provisions of the Applicable Laws of each jurisdiction in which any of the Foreign Plans are maintained.  Except as specifically set forth on Schedule 3.28(n):

             (i)          all contributions to, and payments from, the Foreign Plans (other than payments to be made from a trust, insurance contract or other funding medium) which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the Applicable Law of the jurisdiction in which such plan is maintained, have been timely made, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Effective Time that are not yet, but to the Knowledge of Seller will be, required to be made are properly accrued and reflected on the financial statements of the employer maintaining such plan;

             (ii)          all material reports, returns and similar documents with respect to any Foreign Plan required to be filed with any Governmental Authority or distributed to any Foreign Plan participant have been duly and timely filed or distributed;

             (iii)          each of the Foreign Plans has obtained from the Governmental Authorities having jurisdiction with respect to such plan any required determination that such plan is in compliance with Applicable Law;

             (iv)          each of the Foreign Plans has been administered at all times, in all material respects, in accordance with its terms, and there are no pending investigations by any Governmental Authority involving the Foreign Plans, no claims pending or, to Seller’s Knowledge, threatened in writing (except for claims for benefits payable in the normal operation of the Foreign Plans) or Proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan which could give rise to any material Liability, nor, are there any facts that could give rise to any material Liability in the event of such investigation, claim, suit or proceeding; and

             (v)          the assets of each of the Foreign Plans that provides retirement, medical or life insurance benefits following retirement are at least equal to the liabilities of such plans and Buyer will incur no material Liability with respect to any Foreign Plan with respect to service thereunder performed before the Effective Time, other than Liability for contributions attributable to periods following the Effective Time.

          3.29          Brokers or Finders.  Neither Seller nor any Subsidiary has engaged, contracted or dealt with any Person that is or would be entitled to a broker’s commission, finder’s fee, investment banker’s fee, expense reimbursement or similar payment from Buyer or any Affiliate thereof for brokering or otherwise arranging this Agreement or the Contemplated Transactions.

          3.30          Related Party Transactions.  Except as set forth on Schedule 3.30, there are no Contracts in effect between (i) the Seller or any of the Subsidiaries and (ii) any Affiliate.

          3.31          Bank Accounts.  Schedule 3.31 sets forth a list of all bank and securities accounts and lockboxes maintained by the Subsidiaries, a list of Persons authorized to sign on behalf of each Subsidiary with respect to each such account and a list of Persons with authorized access to each such lockbox.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

          In order to induce Seller to enter into this Agreement and consummate the Contemplated Transactions, each Shareholder hereby represents and warrants to Seller as follows:

          4.1          Enforceability; Authority.  The execution, delivery and performance by such Shareholder of this Agreement and the Uhlmann Consulting Agreement or the Tashman Consulting Agreement (as applicable) and each other agreement or instrument required to be executed and delivered by such Shareholder pursuant hereto (collectively, the “Seller Closing Documents”).  This Agreement has been duly executed and delivered by such Shareholder.  This Agreement constitutes, and the Uhlmann Consulting Agreement or the Tashman Consulting Agreement (as applicable) upon execution and delivery by such Shareholder shall constitute, the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforcement may be limited by app licable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity).  Such Shareholder has all requisite power and authority to execute and deliver this Agreement and the Uhlmann Consulting Agreement or the Tashman Consulting Agreement (as applicable) and to perform his obligations hereunder and thereunder.  Neither the execution and delivery by such Shareholder of this Agreement and the Uhlmann Consulting Agreement or the Tashman Consulting Agreement (as applicable) nor the consummation or performance of any of the Contemplated Transactions does or shall, directly or indirectly (with or without notice or lapse of time):

              (a)          violate any Applicable Law or Order to which such Shareholder is subject or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which such Shareholder is subject; or

              (b)          violate any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which such Shareholder is a party or by which such Shareholder is bound.

          4.2          Notices and Consents.  Such Shareholder is not required to give any notice to, or obtain any Consent from, any Person in connection with his execution and delivery of this Agreement and the Uhlmann Consulting Agreement or the Tashman Consulting Agreement (as applicable).

          4.3          Brokers or Finders.  Such Shareholder has not engaged, contracted or dealt with any Person that is or would be entitled to a broker’s commission, finder’s fee, investment banker’s fee, expense reimbursement or similar payment from Buyer or any Affiliate thereof for brokering or otherwise arranging this Agreement or the Contemplated Transactions.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

          In order to induce Seller to enter into this Agreement and consummate the Contemplated Transactions, Buyer hereby represents and warrants to Seller as follows:

          5.1          Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, with full corporate power and corporate authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the agreements to which it is a party.

          5.2          Enforceability; Authority.  The execution, delivery and performance by Buyer of this Agreement, the Assignment and Assumption Agreement, the EBITDA Test Escrow Agreement, the Indemnity Escrow Agreement, the Uhlmann Consulting Agreement, the Tashman Consulting Agreement, the AlphaAdvisors Consulting Agreement and each other agreement or instrument required to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Closing Documents”) have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other proceeding or act on the part of Buyer, its board of directors or stockholders is necessary to authorize the execution, delivery or performance by Buyer of this Agreement or the Buyer Closing Documents or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes and the Buyer Closing Documents upon execution and delivery by Buyer shall constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity).  Buyer has all corporate power and corporate authority to execute and deliver this Agreement and the Buyer Closing Documents and to perform its obligations under this Agreement and the Buyer Closing Documents.  Neither the execution and delivery by Buyer of this Agreement or any of the Buyer Closing Documents nor the consummation or performance of any of the Contemplated Transactions does or shall, directly or indirectly (with or without notice or lapse of time):

(a) violate any provision of the certificate of incorporation, bylaws or comparable charter documents of Buyer, or contravene any resolution adopted by the directors or shareholders of Buyer; or

              (b)          violate any Applicable Law or Order to which Buyer is subject or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which Buyer is subject.

          5.3          Notices and Consents.  Except for the required pre-merger notification filing under the HSR Act and the expiration of the applicable waiting period, Buyer is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

          5.4          Certain Proceedings.  There is no pending Proceeding that has been commenced against and served upon Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been threatened.

          5.5          Brokers or Finders.  Buyer has not engaged, contracted or dealt with any Person that is or would be entitled to a broker’s commission, finder’s fee, investment banker’s fee, expense reimbursement or similar payment from Seller or any Subsidiary for brokering or otherwise arranging this Agreement or the Contemplated Transactions.

ARTICLE 6
COVENANTS OF THE PARTIES

          6.1          Regulatory Filings.  As promptly as practicable after the date of this Agreement, Seller and Buyer shall make all filings required by Applicable Law to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act).  Each Party shall, and shall cause its Representatives to, cooperate reasonably with the other Party and its Representatives with respect to all filings that the Parties are required or otherwise elect to make pursuant to Applicable Law in connection with the Contemplated Transactions.  Seller and Buyer shall also cooperate in taking all reasonable and appropriate actions to cause early termination of any applicable waiting period under the HSR Act with respect to the Contemplated Transactions.  Notwithstanding the foregoing, nothin g contained in this Agreement shall require or obligate Buyer or its Affiliates to (i) initiate, pursue or defend any Proceeding (or threatened Proceeding) to which any Governmental Entity (including the Antitrust Division of the Justice Department or the Federal Trade Commission) is a party, (ii) agree or otherwise become subject to any material limitations on (A) the right of Buyer or its Affiliates effectively to control or operate the Business after the Closing of the business or operations of Buyer or its Affiliates, (C) the right of Buyer or its Affiliates to acquire or hold the Business, or (D) the right of Buyer to exercise full rights of ownership of the Business or all or any material portion of the Seller Assets or the assets of the Subsidiaries, or (iii) agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Buyer, any Affiliate o f Buyer or the Business.  Seller and Buyer agree that no representation, warranty or covenant of Buyer in this Agreement shall be breached or deemed to be breached as a result of the failure of Buyer to take any of the actions specified in the preceding sentence.

          6.2          Conduct of Business.  From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 11.1), except as contemplated by this Agreement or as otherwise waived or consented to in writing by Buyer, Seller shall, and shall cause the Subsidiaries to:

              (a)          use commercially reasonable efforts to obtain as soon as practicable all Consents necessary to permit Seller to consummate the Contemplated Transactions in accordance with Applicable Law and the terms of the Seller/Subsidiary Contracts, Real Property Leases and Permits;

              (b)          carry on the Business in the ordinary course of business consistent with past practice, and in any event in material compliance with all Applicable Laws, and not, without Buyer’s prior written consent, engage the Business or any of the assets of Seller and the Subsidiaries (other than the Excluded Seller Assets) in any new line of business;

              (c)          continue to maintain, service and protect the Seller Assets and the assets of the Subsidiaries on a basis consistent with past practice, and in any event in a commercially reasonable and prudent manner;

(d) use commercially reasonable efforts to preserve intact the goodwill of the Business and the relationships of Seller and the Subsidiaries with their customers,

vendors, suppliers, creditors, agents, landlords, Equipment lessors, service providers, Employees and others having business relations with Seller, the Subsidiaries and the Business;

(e) continue in full force and effect the insurance coverage under the policies of insurance set forth under Part 1 of Schedule 3.25, or substantially equivalent policies;

              (f)          pay all accounts payable and other current obligations of Seller and the Subsidiaries when they become due and payable in the ordinary course of business consistent with prior practice, except for accounts payable or other obligations that are the subject of a good faithdispute;

(g) not commence or continue proceedings or actions for any material acquisition by, or any merger, dissolution or winding-up of, Seller or any Subsidiary;

              (h)          not (i) amend the articles of incorporation, bylaws or other charter documents of Seller or any Subsidiary, (ii) split, combine or reclassify the outstanding shares of capital stock of Seller or any Subsidiary, (iii) declare, set aside or pay any dividend in respect of Seller’s or any Subsidiary’s capital stock, (iv) repurchase, redeem or otherwise acquire any shares of any Subsidiary’s capital stock or any securities convertible into or exchangeable or exercisable for any shares of any Subsidiary’s capital stock, or (v) issue, sell or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of, any Subsidiary’s capital stock;

              (i)          satisfy and perform in all material respects all of Seller’s and the Subsidiaries’ respective obligations under the Seller/Subsidiary Contracts, and not, without Buyer’s prior written consent, materially amend or supplement any Seller/Subsidiary Contract;

(j) continue to maintain the books and records of Seller and the Subsidiaries on a basis consistent with past practice, and in any event in a commercially reasonable and prudent manner;

              (k)          continue to make all necessary and material filings and payments with Governmental Authorities in connection with the Business in a timely manner; and use commercially reasonable efforts to maintain in effect or renew all existing Permits required for the ongoing operation of the Business, as presently conducted;

              (l)          not, without Buyer’s prior written consent, (i) sell, assign, convey, transfer or lease (as lessor) any Seller Asset or any of the assets of any Subsidiary, other than the sale of Inventories in the ordinary course of business consistent with past practice, (ii) move, relocate or dispose of any Equipment of Seller or any Subsidiary, other than in the ordinary course of business consistent with past practice, (iii) grant, create, incur or suffer to exist any Encumbrance (other than a Permitted Encumbrance) on any Seller Asset or any asset of a Subsidiary which did not exist on the date hereof, (iv) write-off, forgive, waive or otherwise cancel, in whole or in part, any Account Receivable of Seller or any

Subsidiary, except as required by GAAP or Applicable Law, (v) write-off, forgive, waive or otherwise cancel, in whole or in part, any other obligation owed to Seller or any Subsidiary, except as required by GAAP or Applicable Law, (vi) enter into any compromise or settlement of any Proceeding or governmental investigation relating to or in any way affecting the Business or any of the assets of Seller or any Subsidiary, (vii) incur or assume any Indebtedness or guarantee any such Indebtedness, (viii) make any loan, advance or capital contribution to any Third Party or give any guaranty, surety or similar financial obligation on behalf of any Third Party, (ix) acquire any material asset or material property other than in the ordinary course of business or acquire any equity interest or other interest in any other Third Party, (x) make any unbudgeted capital expenditures in excess of $500,000 in the aggregate (xi) tak e any action or omit to take any action, the taking or omission of which constitutes a violation of Applicable Law or has or could reasonably be expected to have a Material Adverse Effect; or (xii) enter into any Contract or make any commitment to do any of the foregoing;

              (m)          promptly notify Buyer in writing of any Proceeding commenced or threatened by or against Seller or any Subsidiary that relates to or affects (or could reasonably be expected to relate to or affect) the Contemplated Transactions, the Business, any of the Seller Assets or any of the assets of any Subsidiary;

              (n)          not (i) change any financial or Tax accounting methods, policies or practices of Seller or any Subsidiary, except as required by a change in GAAP or Applicable Law, (ii) make, revoke, or amend any Tax election of Seller or any Subsidiary, (iii) file any amended Tax Return or claim for refund of Seller or any Subsidiary, (iv)consent to extend the period of limitations for the payment or assessment of any Tax of Seller or any Subsidiary, (v) enter into any closing agreement affecting any Tax liability or refund of Seller or any Subsidiary, or (vi) settle or compromise any Tax liability or refund of Seller or any Subsidiary, or (vii) take any action that would cause either of the Q Sub Subsidiaries to not be taxed as a QSSS;

              (o)          not, without Buyer’s prior written consent, (i) enter into any new employment, consulting or similar Contract or amend any such existing Contract, (ii) increase the salary, wages, commission, bonus or other compensation of any Employee (including any officer or executive manager) or director, except for such increases or payments to Employees who are not officers, executive managers or directors in the ordinary course of business consistent with past practice and not representing a more than four percent (4%) increase in the aggregate (when combined with any such increases between January 1, 2005 and the date of this Agreement, but excluding the increases disclosed on Exhibit 3.24(c) to Schedule 3.24), or (iii) except as may be required by Applicable Law , amend or terminate any Employee Plan or establish any new Employee Plan;

              (p)          promptly notify Buyer of the existence or occurrence of any fact or circumstance of which Seller is or becomes aware which materially adversely affects, or with the giving of notice or lapse of time or otherwise could materially adversely affect, the ability of Seller to complete the Contemplated Transactions;

(q) sell, assign, transfer, license or convey any of the Intellectual Property to be included as part of the Seller Assets; and

              (r)          as soon as Seller determines that a state of facts exists which could reasonably be expected to result in (i) a representation or warranty in Article 3 being untrue, inaccurate or incomplete, or (ii) the non-fulfillment of any of the conditions set forth in Article 8, promptly notify Buyer in writing of such state of facts.

          6.3          Pre-Closing Obligations of Buyer.  From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 11.1), except as contemplated by this Agreement or as otherwise waived or consented to in writing by Seller, Buyer shall:

              (a)          cooperate reasonably with Seller and the Subsidiaries to assist them in obtaining the Consents referred to in Section 6.2(a), (provided that Buyer shall not in any event be required to pay any money or grant any other consideration or agree to any amendments of or waivers to any of its or Seller’s rights, contracts or agreements in connection with such cooperation), and use commercially reasonable efforts to satisfy Buyer’s conditions for Closing set forth in Article 9;

              (b)          promptly notify Seller of the existence or occurrence of any fact or circumstance of which Buyer is or becomes aware which materially adversely affects, or with the giving of notice or lapse of time or otherwise could materially adversely affect, the ability of Buyer to complete the Contemplated Transactions; and

              (c)          as soon as Buyer determines that a state of facts exists which could reasonably be expected to result in (i) a representation or warranty in Article 5 being untrue, inaccurate or incomplete, or (ii) the non-fulfillment of any of the conditions set forth in Article 9, promptly notify Seller in writing of such state of facts.

          6.4          Access and Investigation.  Subject to Applicable Laws relating to the exchange of information and to applicable confidentiality agreements between the Parties and any of their Representatives, between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer and at Buyer’s sole cost and expense, Seller shall (i) afford Buyer and its Representatives reasonable access during regular business hours to Seller’s and the Subsidiaries’ Employees, books and records and assets and properties so as to permit Buyer to conduct a reasonable investigation of the foregoing items and the financial condition and operations of Seller, the Subsidiaries and the Business, such rights of access to be exercised in a manner that does not unreasonably interfere with Sell er’s or any Subsidiary’s operation of the Business, (ii) furnish Buyer and its Representatives with copies of all such Contracts (including the Seller/Subsidiary Contracts), Permits, books and records (including financial records) and other documents and data as Buyer may reasonably request, and (iii) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition of Seller, the Subsidiaries, their assets and the Business.  In addition to (and subject to) the foregoing, Seller shall permit Buyer and its Representatives to inspect each of the Seller/Subsidiary Properties (including the undertaking of environmental inspections, studies and tests), at Buyer’s sole cost and expense, for purposes of determining the physical condition and compliance with Applicable Laws, including Environmental Laws and Environmental Permits of the Seller/Subsidiary Properties.

          6.5          Employees and Consultants.

              (a)          At the Closing, Buyer shall enter into, and Seller shall cause each of Steve Uhlmann, Hal Tashman, AlphaAdvisors, Inc. and Harold Faig to enter into (as applicable), the Uhlmann Consulting Agreement, the Tashman Consulting Agreement and the AlphaAdvisors Consulting Agreement.

              (b)          On the Closing Date (but effective as of the Effective Time), Seller shall terminate the employment of all of its Employees, excluding Steve Uhlmann and Hal Tashman and excluding Subsidiary employees, who shall remain employed by the Subsidiaries, and Buyer shall offer to hire all of such terminated Employees at the same positions and at the same salaries, wages or rates of pay and shall provide to them substantially the same benefits as those being paid or provided to them by Seller immediately before the Closing Date, except those benefits provided under the Excluded Plans.

              (c)          Seller and Buyer shall cooperate reasonably with each other to provide an orderly administrative transition to Buyer of the Employees of Seller, including the prompt provision by Seller to Buyer of all necessary or appropriate documents, records, materials, accounting files and Tax information with respect to each such Employee.  Seller and Buyer agree to utilize the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting, such that Seller shall be responsible for all reporting of wages and other compensation paid by it to Employees on or prior to the Closing Date (including furnishing and filing of Forms W-2 and W-3).

6.6 Continuation of Employee Plans.

              (a)          For purposes of this Agreement, all Employees of Seller who are hired by Buyer, directly or indirectly, on the Closing Date and all Employees of the Subsidiaries who are employed by the Subsidiaries immediately after the Closing are collectively referred to as the “Transferred Employees.”  From and after the Closing Date until June 30, 2006, Buyer shall, and shall cause each Subsidiary to, continue to sponsor and maintain (i) all Employee Plans the sponsorship, performance and administration of which Buyer assumed from Seller pursuant to Section 2.4(a)(v), and (ii) the Employee Plans sponsored or maintained by each Subsidiary that were in effect on the Closing Date.  During such period, Buyer shall, and shall cause each Subsidiary to, provid e each Transferred Employee with salary, wages and other compensation and employee benefits, including eligibility for retirement and health/welfare benefits (excluding the benefits provided under the Excluded Plans), that are no less favorable in the aggregate than those provided by Seller and/or the Subsidiaries to such individuals on or prior to the Closing Date.

(b) With respect to any group health care plan or program of Seller or any Subsidiary in which any Transferred Employee becomes eligible to participate at any time on or before the Closing Date, such Transferred Employee shall (i) receive credit for any deductibles, co-pays or other out-of-pocket expenses paid under the corresponding health care plan or program of Seller or the applicable Subsidiary, and (ii) not be subject to any pre-existing condition limitation to the extent that such limitation did not apply to such Transferred Employee under the corresponding group health care plan or program of Seller or the applicable Subsidiary on or before the Closing Date.

              (c)          Following the Closing Date, Buyer and its Affiliates (including the Subsidiaries) shall recognize all service prior to the Closing Date with Seller and/or any Subsidiary rendered by each Transferred Employee as if such service had been rendered to Buyer for purposes of eligibility and vesting under any plan or program of Buyer or its Affiliates (including the Subsidiaries) in which such Transferred Employee becomes eligible to participate.  Such Transferred Employees shall not receive service credit for purposes of benefit accrual (i.e., for purposes of determining the accrued benefit under defined benefit pension plan or for purposes of determining the amount of a participant’s account under a defined contribution plan) under Buyer’s (or any Affiliate’s) plans and programs.

              (d)          Following the Closing Date, Buyer shall cause each Subsidiary to honor, pay and perform all of its covenants and obligations under and in accordance with the existing terms of all employment, severance, termination and similar Contracts between any such Subsidiary and any present or former officer, director or employee thereof, to the extent such Contracts are specified on Schedule 3.14.

              (e)          Except as set forth in Section 6.6(a) with respect to the period of Buyer’s maintenance of the Seller and Subsidiary Employee Plans through June 30, 2006, nothing in this Section 6.6 shall preclude Buyer or any Affiliate (including any Subsidiary) after the Closing Date from (i) amending or terminating any Employee Plan, (ii) merging any Employee Plan with or into any benefit plan or program sponsored by Buyer or an Affiliate thereof, or (iii) terminating the employment of any Transferred Employee.

          6.7          Further Assurances.  The Parties shall cooperate reasonably with each other and with each other’s Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, as may be reasonably necessary or appropriate to carry out the intent of this Agreement and the Contemplated Transactions.  Notwithstanding the foregoing, neither Party shall be required to pay or incur any cost or expense of the other Party not otherwise required by this Agreement in order to comply with the foregoing.

6.8 Public Announcements.

              (a)          Until the completion of the Closing, the Parties shall keep the terms and conditions of this Agreement and the Contemplated Transactions confidential, and neither Party shall, nor shall it permit any Affiliate to, make any public announcement in respect of this Agreement or the Contemplated Transactions without the prior written consent of the other Party; provided, however, that the foregoing confidentiality and non-

disclosure obligation shall not apply to either Party to the extent that (i) disclosure of such information is reasonably necessary to consummate the Contemplated Transactions, (ii) disclosure of such information is required pursuant to Applicable Law (including the Securities Exchange Act of 1934 and the rules and policies of the New York Stock Exchange) or an Order, (iii) disclosure of such information is reasonably necessary for such Party to enforce its rights under this Agreement or any other agreement or instrument delivered by or to such Party pursuant to this Agreement, or (iv) such information is already in the public domain other than as a result of a breach of this Section 6.8(a) or any other confidentiality or non-disclosure obligation owed to either Party by any Person (including any other Party); provided, further, that to the extent feasible, prior to disclosing any such information to a Third Party pursuant to clause (i) or (iii) above, the disclosing Party shall notify the other Party of the proposed disclosure and shall use commercially reasonable efforts to obtain from the Third Party reliable assurance that such information shall be accorded confidential treatment.

              (b)          With respect to any initial public announcement of this Agreement or the Contemplated Transactions, the Parties shall use good faith, reasonable best efforts to reach agreement on the contents and timing thereof and, with respect to any subsequent announcement through the six-month anniversary of the Closing Date, each Party shall consult with the other Party with respect to the contents of such announcement, provide the other Party with reasonable opportunity to comment thereon, and use reasonable efforts to incorporate any such comments.  However, such requirements for cooperation shall not serve to delay either Party from making any such required public announcement within any specific time period mandated by Applicable Law or otherwise on a timely basis.

          6.9          Change of Seller’s Name.  Within two (2) Business Days following the Closing Date, (i) Seller shall file with the Arizona Corporation Commission articles of amendment for the change of Seller’s name to a name that does not include the words “Tech Group”, and (ii) Seller shall file with any other Governmental Authority in other jurisdictions in which Seller is qualified to conduct business such documents as are necessary to reflect the change of Seller’s name.  Seller shall provide Buyer with a copy of each such filing at the time each such filing is made with the Arizona Corporation Commission or such other Governmental Authority.  From and after the Closing, Seller shall immediately cease all uses of the name “Tech Group” or any related logo, including in any m edium (including signs, boxes, invoices, promotional materials or packaging).

          6.10          Tech Mold Option.  Subject to due diligence results satisfactory to Buyer in its sole discretion and the ability to acquire shares of Tech Group Asia to use as consideration, Buyer presently intends to exercise (or to cause Tech Group North America to exercise) the option granted to Tech Group North America to purchase all shares of common stock of Tech Mold, Inc. held by William Kushmaul pursuant to that certain Option Agreement dated as of May 24, 2004 by and between Tech Group North America and William Kushmaul.

          6.11          No Solicitations.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.1, neither Seller nor either Shareholder, nor any of their respective Affiliates, shall authorize or permit any Representative or any other Person acting for or on behalf of Seller, any of the Subsidiaries or either Shareholder to, directly or indirectly, initiate, solicit, encourage, or, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction, by any Person, or group (a “Potential Acquiror”).  Seller shall promptly inform Buyer, orally and in writing, of the material terms and conditions of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction that it receives and the identity of the Potential Acquiror.  Seller (and, if applicable, the Shareholders) shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with an y Third Parties conducted on or prior to the date of this Agreement with respect to any Acquisition Transaction.  As used in this Agreement, “Acquisition Transaction” means any merger, consolidation or other business combination involving Seller, or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of, Seller, whether for cash, securities or any other consideration or combination thereof, other than pursuant to the transactions contemplated by this Agreement.

          6.12          Covenant Not to Compete.

              (a)          Seller and each Shareholder agrees that for the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, neither Seller nor either Shareholder nor any of their respective Affiliates shall participate or engage, directly or indirectly, for itself or himself or on behalf of or in conjunction with any Person, whether as an employee, agent, officer, director, member, shareholder, partner, joint venture, investor or otherwise, in any business that competes with the Business in any jurisdiction in which the Business is conducted, (including, without limitation, where products of the Business are sold; provided, however, that the foregoing shall not be deemed to prohibit Seller or either Shareholder from (i) owning up to thre e percent (3%) of the outstanding equity interests in any publicly traded entity which engages in any such activity, (ii) owning an equity interest in Tech Group Asia (which entity Buyer understands and acknowledges is engaged in the injection molding business), or (iii) serving on the board of directors of Tech Group Asia (or any successor entity), provided that, in the cases of clauses (ii) and (iii), (A) such Shareholder abides by his confidentiality and nondisclosure obligations under this Agreement and under the Uhlmann Consulting Agreement or Tashman Consulting Agreement (as applicable), (B) such Shareholder does not serve as an officer, employee or manager of Tech Group Asia (or any successor entity) or as the chairman of the board of directors (subject as set forth below), (C) such Shareholder recuses himself from any discussion conducted by the Tech Group Asia (or successor entity) board of directors relating to business activities that are or could be reasonably expected to be competitive with the business of Buyer, (D) such Shareholder does not take any affirmative action or permit Seller to take any affirmative action, that would result in such Shareholder or Seller (or both in the aggregate) purchasing, increasing or otherwise obtaining any additional equity interest in Tech Group Asia or increasing their equity ownership percentage in Tech Group Asia, (E) such Shareholder votes or causes Seller to vote any shares of Tech Group Asia held by such Shareholder or Seller, as appropriate, only in proportion to the voting by all other Tech Group Asia shareholders with respect to any matter that is put to the vote of the shareholders of Tech Group Asia where such matter could reasonably be expected to result in Tech Group Asia competing with Buyer, and (F) Tech Group Asia (or any successor entity) does not enter into a Business Combination with any of the companies listed on Schedule 6.12(a) or any Affiliate or division thereof.  For purposes of this Section 6.12(a), a “Business Combination” shall mean any acquisition of stock or substantially all assets, consolidation, merger, partnership, joint venture or any similar transaction.  Notwithstanding the above, Steven K. Uhlmann may serve as the chairman of the board of directors of Tech Group Asia until the earlier of (i) June 30, 2005 and (ii) the completion of the merger of Tech Group Asia and Sunningdale Precision Industries Ltd.

              (b)          Seller and the Shareholders agree that a monetary remedy for a breach of the agreement set forth in Section 6.12(a) shall be inadequate and impracticable and further agree that such a breach would cause Buyer irreparable harm, and that Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  In the event of such a breach, Seller and the Shareholders agree that Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

              (c)          If any provision of Section 6.12(a) is determined by a court of competent jurisdiction to be invalid in part, it shall be curtailed, both as the time and location, to the minimum extent required for its validity under the applicable law and shall be binding and enforceable with respect to Seller and the Shareholders as so curtailed.

          6.13          Confidentiality.  From and after the Closing, Seller and the Shareholders shall, and shall cause their Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person any trade secrets or other confidential or proprietary information in its possession or control regarding the Business and its operations, including confidential or proprietary information regarding customers, vendors, suppliers, Intellectual Property, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, improvements, price lists, financial or other data (including revenues, costs or profits associated with any of the Business’s products or services), business plans, code books, invoices and other financial statements, computer programs, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information.  The obligation of Seller and the Shareholders under this Section 6.13 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.13, (ii) Seller or either Shareholder deems it reasonably necessary to disclose in order for Seller or such Shareholder to enforce its/his rights or perform its/his obligations under this Agreement or any of the Selling Closing Documents, or (iii) is required to be disclosed by Applicable Law or Order; provided, however, that, in such case, Seller or such Shareholder (whichever is the disclosing party) shall (x) notify Buyer as early as reasonably p racticable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information and (y) take all steps reasonably necessary to minimize the amount of confidential information to be disclosed.

          6.14          Non-Solicitation of Employees.  For a period of two (2) years after the Closing Date, Seller and each Shareholder agrees that neither Seller nor either Shareholder, nor any Affiliate thereof, shall make an offer or solicit to employ, whether as an employee, consultant or otherwise, any of the Employees as of the date hereof, without obtaining the prior written consent of Buyer.

          6.15          Intercompany Accounts.  Seller shall cause the cancellation and/or settlement of all intercompany and intracompany accounts involving Seller or any non-Subsidiary Affiliate of Seller on the one hand and any Subsidiary on the other hand.

          6.16          Replacement of Letters of Credit.  On the Closing Date, Seller shall terminate the letters of credit of Seller set forth on Schedule 6.16 (the “Seller LCs”) which Seller maintains in support of certain of its obligations in connection with the conduct of the Business.  Also on the Closing Date, Buyer shall establish with institutional lenders letters of credit or other means of financial support acceptable to Seller (acting reasonably) in such amounts as are necessary for Buyer to provide the same security or other financial support as were provided under the Seller LCs immediately prior to the Closing Date.

          6.17          Bulk Sales.  Buyer hereby waives compliance by Seller with any applicable bulk sales or bulk transfer law applicable in any jurisdiction where the Seller Assets are located, and Seller hereby agrees that the provisions of Section 10.2(h) shall apply to any losses, damages, costs, charges or expenses which Buyer may sustain as a consequence of Seller not complying with such bulk sales or bulk transfer laws.

          6.18          Post-Closing Access to Records.  After the Closing Date, Buyer shall retain for a period consistent with Buyer’s normal record-retention policies and practices (and in any event for a period of at least one (1) year), those documents and records of Seller and the Subsidiaries delivered to Buyer with respect to periods occurring up to the Closing Date, and Buyer shall provide Seller and the Shareholders with reasonable access thereto, during normal business hours following at least three (3) days’ prior written request for such access, to enable them to prepare financial statements or Tax Returns, close out the books and accounts of Seller, deal with Tax audits, or otherwise deal with matters that constitute Retained Liabilities.

          6.19          Seller Retention of Tech Group Asia Management Support Services Agreement.  Notwithstanding any other provision of this Agreement, if Seller is unable before Closing to obtain the consent of Tech Group Asia (in form reasonably acceptable to Buyer) to the assignment by Seller to Buyer of Seller’s rights and the assumption by Buyer of Seller’s obligations arising after Closing under the Management Support Services Agreement dated as of August 12, 2003 between Tech Group Asia (as successor to Tech Group Singapore Ind. Pte Ltd.) and Seller, as amended by letter agreement dated February 22, 2005, then immediately before Closing, the Management Support Services Agreement shall become an Excluded Seller Asset and Seller’s obligations thereunder shall become a Retained Seller Liability.

ARTICLE 7
TAX MATTERS

          7.1          Straddle Period Tax Allocation.  Seller and Buyer shall, unless prohibited by Applicable Law, close the taxable period of each Subsidiary as of the close of business on the Closing Date.  If applicable Law does not permit a Subsidiary to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period Tax”), the Straddle Period Tax, if any, shall be allocated (i) to the Seller for the period up to and including the close of business on the Closing Date, and (ii) to Buyer for the period subsequent to the Closing Date.  Any allocation of income or deductions required to determine any Straddle Period Tax shall be made by means of a closing of the books and records of such Subsidiary as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.  The Party required by Applicable Law to pay any Straddle Period Tax (the “Paying Party”), to the extent such payment exceeds the obligation of the Paying Party hereunder, shall provide the other Party (the “Non-Paying Party”) with notice of payment, and within ten (10) days’ of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.  The Party required by Applicable Law to file a Tax Return with respect to any Straddle Period Tax shall do so within the time period prescribed by Applicable Law.

          7.2          Purchase Price Allocation.

              (a)          Seller and Buyer agree that the Purchase Price and any Assumed Seller Liabilities treated as consideration for Tax purposes shall be allocated for Tax purposes among the Seller Assets and the Subsidiary Shares and among the different items of assets of the QSSSs in the manner set forth on an allocation statement (the “Allocation Statement”) to be agreed upon by Seller and Buyer before or as soon as practicable after the Closing Date.  The Allocation Statement shall be consistent with Code Section 1060 and, to the extent applicable, Code Section 338, and the regulations thereunder, and shall at a minimum provide for the following specific agreed-upon allocations (the “Firm Allocations”):

(i) machinery, equipment, tools and vehicles: to be determined by West, but not to exceed $30,500,000;

(ii) leasehold improvements: to be determined by West, but not to exceed $10,000,000; and

(iii) fixed assets and progress: to be determined by West, but not to exceed $2,000,000.

              (b)          Seller and Buyer shall use commercially reasonable efforts to settle the Allocation Statement within sixty (60) days following the Closing Date.  If Seller and Buyer are unable to reach an agreement on the specific allocations to be included in the

Allocation Statement (other than the Firm Allocations) within such sixty (60)-day period, either Party may, by written notice to the other, require that the contents of the Allocation Statement (other than the Firm Allocations) be determined by a mutually acceptable firm of Independent Accountants.  Promptly after the giving of such notice by either of Seller or Buyer and upon such Parties’ mutual agreement on the firm of Independent Accountants, each of Seller and Buyer shall submit its proposed Allocation Statement (which shall include the Firm Allocations) to the Independent Accountants for review together with such supporting documents and information as each such Party deems appropriate to support its position.  The determination of the Independent Accountants with respect to the Allocation Statement shall be completed within thirty (30) days after the appointment of the Independent Accountant s and shall be final, binding and conclusive on Seller and Buyer (provided that such determination includes the Firm Allocations).  The Independent Accountants shall adopt the position of either Buyer or Seller based upon which Party’s submission, in the determination of the Independent Accountants, more accurately reflects the correct allocation of the Purchase Price and any Assumed Seller Liabilities treated as consideration for Tax purposes among the Seller Assets and the Subsidiary Shares and among the different items of assets of the QSSSs.  The fees, costs and expenses of the Independent Accountants shall be paid by whichever of Seller or Buyer is the Party whose proposed Allocation Statement is not selected by the Independent Accountants as the correct Allocation Statement.

              (c)          Following the Closing, if any item on the Allocation Statement (as finally agreed upon by Seller and Buyer or as selected by the Independent Accountants, as applicable) needs to be updated under Applicable Law (including as a result of any Purchase Price adjustment), Seller shall provide to Buyer a proposed revised copy of the Allocation Statement (a “Revised Statement”), which Revised Statement shall be subject to Buyer’s review and approval (not to be unreasonably withheld or delayed).  If Seller and Buyer disagree on such Revised Statement and are unable to resolve such disagreement within thirty (30) days after such Revised Statement is provided by Seller to Buyer, such Parties shall resolve such disagreement in accordance with the provisions of Section 7.2(b), as if such Revised Statement were the original Allocation Statement.

              (d)          Buyer and Seller shall allocate the Purchase Price in accordance with the Allocation Statement (as finally agreed upon by Seller and Buyer or as selected by the Independent Accountants, as applicable) or, if applicable, the last Revised Statement provided by Buyer and either approved by Seller or determined to be correct by the Independent Accountants pursuant to Section 7.2(b) (as applicable).  All Tax Returns and reports filed by Buyer, Seller, and their respective Affiliates, including a Form 8883, shall be prepared consistently with such allocation, unless such allocation (or any part thereof) is contrary to Applicable Law.

7.3 Tax Returns For Periods Ending On or Before Closing Date.

              (a)          Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for Seller and, where applicable, each Subsidiary for all periods ending on or before the Closing Date and shall pay all Taxes related thereto to the extent such Taxes exceed the amount, if any, reflected as a current liability in the Final Closing Net

Working Capital.  Notwithstanding Buyer’s hiring at the Closing of Seller’s Chief Financial Officer, Controller and other accounting staff, Seller shall be entitled to reasonable access to Seller’s former Chief Financial Officer and Controller (or their successors, if applicable) during Buyer’s normal business hours, at no cost to Seller, to provide information and answer questions to assist Seller in its preparation of such Tax Returns and other tax-related filings.  All such Tax Returns shall be prepared in a manner consistent with past practice, unless otherwise required by Applicable Law.  No later than fourteen (14) days prior to the applicable filing deadline (including applicable extensions) for any such Tax Return for a Subsidiary, Seller shall deliver to Buyer a draft copy of such Tax Return for Buyer’s review and comment.  Within seven (7) days after receip t of such Tax Return, Buyer shall deliver to Seller any comments of Buyer with respect to such Tax Return.  To the extent that Buyer raises any issue with the contents of any such Tax Return, Seller and Buyer shall forthwith consult with each other to resolve such issue.  If necessary to provide additional time for the achievement of such resolution, Seller will seek to obtain any available extension for filing of such Tax Return.  In no event shall Seller be obligated to delay the filing of any Tax Return beyond any available extension period in connection with efforts to resolve issues raised by Buyer with respect to any such Tax Return.  Seller and Buyer shall attempt in good faith to resolve on a timely basis any such issue raised by Buyer.  However, subject to its other obligations under this Agreement, Seller shall have sole discretion in determining the contents of any such Tax Return.  Buyer agrees that, without the prior written consen t of Seller, Buyer shall not, nor shall it cause or permit any of its Affiliates (including, after the Closing Date, the Subsidiaries) to, make any Tax election, amend any Tax Return, grant any waiver of any statute of limitations in respect of Taxes, agree to or compromise any Tax Liabilities or refunds, or take any other action, in respect of income Taxes arising from any Subsidiary operations for taxable periods ending on or prior to the Closing Date.

              (b)          Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Subsidiaries for periods beginning before but ending after the Closing Date and report on such income Tax Returns all income of the Subsidiaries for such periods.  No later than fourteen (14) days prior to the applicable filing deadline (including applicable extensions) for any such Tax Return for a Subsidiary, Buyer shall deliver to Seller a draft copy of such Tax Return for Seller’s review and comment.  Within seven (7) days after receipt of such Tax Return, Seller shall deliver to Buyer any comments of Seller with respect to such Tax Return.  To the extent that Seller raises any issue with the contents of any such Tax Return, Seller and Buyer shall fo rthwith consult with each other to resolve such issue.  If necessary to provide additional time for the achievement of such resolution, Buyer will seek to obtain any available extension for filing of such Tax Return.  In no event shall Buyer be obligated to delay the filing of any Tax Return beyond any available extension period in connection with efforts to resolve issues raised by Seller with respect to any such Tax Return.  Seller and Buyer shall attempt in good faith to resolve on a timely basis any such issue raised by Seller.  However, subject to its other obligations under this Agreement, Buyer shall have sole discretion in determining the contents of any such Tax Return.

7.4 Tax Claims.

              (a)          Seller shall have the exclusive right to represent the interests of the Subsidiaries in connection with any audit or other Tax-related Proceeding by a Taxing Authority against any Subsidiary after the Closing Date to the extent any such Tax Claim relates to taxable periods ending on or before the Closing Date (a “Pre-Closing Tax Claim”) and for which Seller may be obligated to indemnify Buyer hereunder; provided, however, that Seller shall (i) keep Buyer apprised of all developments in such Pre-Closing Tax Claim, (ii) consult with Buyer (including its Representatives) in respect of such Pre-Closing Tax Claim, and (iv) not settle or make any payment in respect of such Pre-Closing Tax Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), unless such settlement is solely limited to the payment of a monetary sum by Seller or by Buyer or any Subsidiary for which Seller agrees in writing to fully indemnify Buyer or such Subsidiary (as applicable), with no admission of wrongdoing by Seller, Buyer or such Subsidiary and with no other Liability accruing to Buyer or such Subsidiary.  Buyer shall promptly advise Seller in writing of any Pre-Closing Tax Claim, including providing Seller with copies of all correspondence and documentation in respect thereof.

              (b)          Buyer shall have the exclusive right to represent the interests of the Subsidiaries in connection with any audit or other Tax-related Proceeding by a Taxing Authority against any Subsidiary (a “Post-Closing Tax Claim”) after the Closing Date for any period that ends after the Closing Date; provided, however, that to the extent any such Post-Closing Tax Claim relates to taxable periods that include any date occurring on or before the Closing Date and for which Seller may be obligated to indemnify Buyer hereunder, Buyer shall (i) promptly advise Seller in writing of such Post-Closing Tax Claim, including providing Seller with copies of all correspondence and documentation in respect thereof, (ii) keep Seller apprised of all developments in such Post-Closing Tax Claim, (iii) consult with Seller (including its Representatives) in respect of such Post-Closing Tax Claim, and (iv) not settle or make any payment in respect of such Post-Closing Tax Claim without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), unless such settlement is solely limited to the payment of a monetary sum by Buyer or any Subsidiary, with no admission of wrongdoing by Buyer, Seller or any Subsidiary and with the applicable Buyer Indemnified Parties providing to Seller prior to or concurrently with such settlement payment a written waiver of any right to indemnification under Section 10.2 for such settlement payment or for any other Losses incurred in connection with such Post-Closing Tax Claim.

          7.5          Cooperation on Tax Matters.  Seller and Buyer shall cooperate reasonably, as and to the extent requested by either Party, in connection with the filing of Tax Returns contemplated in this Article 7 and any audit, litigation or other Proceeding (including any Tax Claim) with respect to Taxes.  Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information reasonably relevant to any such audit, litigation, or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 7.5.  Seller and Buyer shall, and following the Closing, Buyer shall cause each Subsidiary to, (i)

retain all books and records with respect to Tax matters pertinent to Seller and each Subsidiary relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the notifying Party shall allow the requesting Party to take possession of such books and records.  The Parties further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Contemplated Transactions).

          7.6          Post-Closing Adjustments for Subsidiary Tax Liabilities or Refunds.

              (a)          To the extent it is determined at any time following the Closing that, as of the Closing Date, a Subsidiary had unpaid Taxes for any Pre-Closing Tax Period, and such unpaid Taxes were not taken into account in the Final Closing Net Working Capital or otherwise paid or reimbursed by Seller, Seller shall pay the amount of such unpaid Taxes to Buyer within thirty (30) days after Seller’s receipt of written request therefor.

              (b)          To the extent following the Closing that Buyer or any Subsidiary (or any successor entity) receives any refund of Taxes attributable to any Pre-Closing Tax Period, and such refund was not taken into account in the Final Closing Net Working Capital or otherwise prepaid or credited by Buyer to Seller, Buyer shall pay the amount of such refund to Seller within thirty (30) days after Buyer’s receipt of such refund.

ARTICLE 8
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

          Seller’s obligation to sell the Subsidiary Shares and the Seller Assets to Buyer and to take the other actions required to be taken by Seller at the Closing pursuant to this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

          8.1          Accuracy of Representations.  The representations and warranties of Buyer contained in this Agreement that are qualified by materiality shall be true, accurate and complete, and the representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true, accurate and complete in all material respects, in each case at and as of the time of Closing with the same effect as though made at such time, except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date, to the extent required above) and Buyer shall have delivered to Seller a certificate from an officer of Buyer, dated as of the Closing Date, to such effect in a form reasonably acceptable to Seller.

          8.2          Buyer’s Performance.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or before the Closing shall have been duly performed and complied with in all material respects, including the delivery of the material agreements, instruments and documents listed in Section 2.9, and Buyer shall have delivered to Seller a certificate from an officer of Buyer, dated as of the Closing Date, to such effect in a form reasonably acceptable to Seller.

          8.3          No Intervening Applicable Law, Order or Proceeding.  No Applicable Law shall have been enacted or made effective and no Order shall have been issued or granted that serves to prevent, prohibit, restrain, enjoin, delay, make illegal, impose limitations or conditions on, or otherwise interfere with the consummation of the Contemplated Transactions, and no Proceeding shall have been commenced against Seller by any Person that is continuing and that seeks to prevent, prohibit, restrain, enjoin or delay the consummation of the Contemplated Transactions or that seeks damages or other relief in connection with any of the Contemplated Transactions.

          8.4          Replacement Letters of Credit.  Buyer shall have established the letters of credit or other financial support required to be established by Buyer pursuant to Section 6.16 (with documentation reasonably acceptable to Seller evidencing such letters of credit or other financial support having been delivered to Seller).

ARTICLE 9
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

          Buyer’s obligation to purchase the Subsidiary Shares and the Seller Assets and assume the Assumed Seller Liabilities from Seller and to take the other actions required to be taken by Buyer at the Closing pursuant to this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

          9.1          Accuracy of Representations.  The representations and warranties of Seller contained in this Agreement that are qualified by materiality shall be true, accurate and complete, and the representations and warranties of Seller contained in this Agreement that are not so qualified shall be true, accurate and complete in all material respects, in each case on and as of the Closing Date with the same effect as though made at such time, except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date, to the extent required above)and Seller shall have delivered to Buyer a certificate from an officer of Seller, dated as of the Closing Date, to such effect in a form reasonably acceptable to Buyer.

          9.2          Performance of Covenants.  All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or before the Closing shall have been duly performed and complied with in all material respects, including the delivery of the material agreements, instruments and documents listed in Section 2.8, and Seller shall have delivered to Buyer a certificate from an officer of Seller, dated as of the Closing Date, to such effect in a form reasonably acceptable to Buyer.

          9.3          No Intervening Applicable Law, Order or Proceeding.  No Applicable Law shall have been enacted or made effective and no Order shall have been issued or granted that serves to prevent, prohibit, restrain, enjoin, delay, make illegal, impose limitations or conditions on, or otherwise interfere with the consummation of the Contemplated Transactions, and no Proceeding shall have been commenced against Seller or Buyer by any Person that is continuing and that seeks to prevent, prohibit, restrain, enjoin or delay the consummation of the Contemplated Transactions or that seeks damages or other relief in connection with any of the Contemplated Transactions.

          9.4          Material Buyer Consents.  Each of the Material Buyer Consents shall have been obtained and shall be in full force and effect, in a form satisfactory to Buyer in its sole discretion.

          9.5          No Material Adverse Environmental Conditions.  The environmental inspections, studies and tests conducted by Buyer pursuant to Section 6.4 shall not have disclosed any material violation by Seller or any Subsidiary of any Environmental Law or Environmental Permit or any other material and adverse environmental condition that in any such case has or could reasonably be expected to have a Material Adverse Effect; provided, however, that if Buyer does not terminate this Agreement based on a failure of this condition by March 31, 2005, Buyer shall be deemed to have waived this condition.

          9.6          No Material Adverse Change.  During the period from the date hereof to the Closing Date, there shall not have occurred any event, change, fact or circumstance which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

          9.7          Seller Ownership of Tech Group Europe.  Seller shall be the sole record and beneficial owner of all of the outstanding stock of Tech Group Europe, except that in the case of the Tech Group Europe shares owned by David Moffitt, Seller shall be the sole beneficial owner of such shares and shall be legally entitled to cause the transfer at Closing to Buyer of full record and beneficial ownership of such shares, and Seller shall have delivered to Buyer evidence of such beneficial ownership and transfer right in a form reasonably acceptable to Buyer.

          9.8          Encumbrances.  Seller shall have furnished Buyer with evidence reasonably satisfactory to Buyer that the Encumbrances listed under Part 1 of Schedule 3.8 have been or will be fully and unconditionally released as of the Closing Date.

          9.9          Termination of Inter-Company Agreements.  Buyer shall have received evidence reasonably satisfactory to it that the following agreements have been terminated with no further obligations or liabilities upon Buyer, any of the Subsidiaries or the Seller Assets: (i) Corporate Management Fee and Shared Services Agreement between The Tech Group, Inc. and each of its Subsidiaries; (ii) Management Fee Services Agreement dated January 2, 2003, by and between Tech Group De Mexico SRL De CV and The Tech Group, Inc.; (iii) Management Services Agreement, dated April 9, 2002, between The Tech Group, Inc. and (mfg) Tech Group Puerto Rico, Inc.; and (iv) Shareholders’ Agreement, dated January 22, 1998, by and among Tech Group Ireland Limited, The Tech Group, Inc., William and Carole Kushmaul and David N. Moffitt, as amended by that Amendment to Shareholders’ Agreement dated February 27, 2005, by and among Tech Group Europe Limited, The Tech Group, Inc. and David N. Moffitt.

          9.10          Termination of CSG Letter Agreement.  Seller shall have terminated the CSG letter agreement referred to in Section 10.2(i) in accordance with the provisions of such letter agreement, and shall have provided Buyer with reasonable evidence of such termination.

          9.11          Amendment to Tech Group Ireland Limited Shareholders’ Agreement.  The Amendment to Tech Group Ireland Limited Shareholders’ Agreement made as of February 27, 2005 (the “First Amendment”) by and among Tech Group Europe, Seller and David N. Moffit shall have been amended to provide for (i) the inclusion of the express waiver of David N. Moffitt contemplated in Section 1(W) of the First Amendment (which waiver shall be in form and substance reasonably satisfactory to Buyer), and (ii) confirmation that “Cash Amounts” (as defined in the First Amendment) and any other amounts payable to David N. Moffitt under the First Amendment shall be payable solely by Seller or the Shareholders.

ARTICLE 10
INDEMNIFICATION; REMEDIES

          10.1          Survival.  All representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to the provisions of Section 10.6.  The waiver by either Party of any of its conditions for Closing based upon the accuracy of any representation or warranty of the other Party or on the performance of or compliance with any covenant or obligation of the other Party shall not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty, covenant or obligation.  Notwithstanding anything to the contrary in this Agreement, (i) no investigation, inquiry or e xamination by Buyer or its Representatives shall affect the representations, warranties and covenants of Seller under this Agreement or contained in any document, certificate or other writing or communication furnished or to be furnished to Buyer in connection with the Contemplated Transactions, and (ii) such representations, warranties and covenants shall not be affected or deemed waived by reason of the fact that Buyer knew or should have known that any of the same is or might be inaccurate or breached in any respect.

          10.2          Indemnification by Seller.  Subject to the limitations set forth in this Article 10, Seller hereby covenants and agrees that, to the fullest extent permitted by Applicable Law, it shall defend, indemnify and hold harmless Buyer and its Affiliates and Representatives, and all heirs, executors, personal representatives, successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any loss, claim, amount paid in settlement of claims, damages, expense, cost (including costs of investigation and defense, reasonable attorneys’ fees and expenses and costs of enforcing any claim for indemnification hereunder), interest, penalties, fines or any other Liability, whether or not involving a Third-Party Claim, (collectively, “Losses ”) suffered or incurred by the Buyer Indemnified Persons (or any of them) resulting from:

(a) any breach of any representation or warranty made by Seller or any Shareholder in this Agreement or in any Seller Closing Document;

(b) any Retained Seller Liability;

(c) any breach of any covenant, agreement or obligation of Seller or any Shareholder in this Agreement or in any Seller Closing Document;

              (d)          any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or any Subsidiary (or any Affiliate or Representative thereof) or any Shareholder in connection with this Agreement or any of the Contemplated Transactions;

(e) the environmental conditions and violations identified on Schedule 10.2(e), subject to the provisions of Section 10.13.

(f) the matters identified on Schedule 10.2(f) and the subject matter thereof;

(g) the EEOC and other employment-related matters identified on Schedule 10.2(g) and the subject matter thereof;

(h) the provisions of Section 6.17; and/or

              (i)          any claim by Corporate Solutions Group, LLC (or any successor, assign or Affiliate thereof) (“CSG”) for fees, commissions, expense reimbursement or other amounts owing pursuant to that certain letter agreement dated October 1, 2004 between CSG and Seller in connection with any transaction entered into by Buyer or any Affiliate thereof on or after the Closing Date, other than a transaction with any of the Persons listed on Schedule 10.2(i) (or any successor, assign or Affiliate thereof).

          10.3          Indemnification by Buyer.  Subject to the limitations set forth in this Article 10, Buyer hereby covenants and agrees that, to the fullest extent permitted by Applicable Law, it shall jointly and severally defend, indemnify and hold harmless Seller and its Affiliates and Representatives, and all heirs, executors, personal representatives, successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”) for, from and against any Losses suffered or incurred by the Seller Indemnified Persons (or any of them) resulting from:

(a) any breach of any representation or warranty made by Buyer in this Agreement or in any Buyer Closing Document;

(b) any Assumed Seller Liability;

(c) any breach of any covenant, agreement or obligation of Buyer in this Agreement or in any Buyer Closing Document;

              (d)          any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Affiliate or Representative thereof) in connection with this Agreement or any of the Contemplated Transactions;

(e) subject to the accuracy of Seller’s representation and warranty in Section 3.26(d), any claim relating to a “Mass Layoff” or “Plant Closing” under the Worker

Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. or any equivalent or similar foreign or state law or regulation governing employee layoff notification that occurs following the Closing; and/or

              (f)          any claim by CSG for fees, commissions, expense reimbursement or other amounts owing pursuant to that certain letter agreement dated October 1, 2004 between CSG and Seller in connection with any transaction entered into by Buyer or any Affiliate thereof on or after the Closing Date with any of the Persons listed on Schedule 10.2(i) (or any successor, assign or Affiliate thereof).

10.4 Limitations on Seller’s Indemnity Obligations.

              (a)          Notwithstanding any other provision of this Article 10, Seller shall have no Liability with respect to indemnification claims under Section 10.2(a) or 10.2(c) until the total of all Losses with respect to such matters exceeds $750,000 in the aggregate (the “Claims Deductible”), and then Seller shall only be liable for claims under Sections 10.2(a) and 10.2(c) to the extent that the aggregate amount of Losses underlying such claims exceeds the Claims Deductible.  Notwithstanding the foregoing, the Claims Deductible shall not apply to (i) any claim made under Section 10.2(a) in respect of any breach of representation or warranty by Seller under Section 3.1, 3.2, 3.4, 3.8, 3.18, 3.22 (but only to the extent such breach relates to Taxes), 3.29 or 3.30 or by any Shareholder under Article 4, or (ii) any claim made under Section 10.2(c) in respect of a breach of covenant under Article 2.

              (b)          Notwithstanding any other provision of this Article 10, Seller shall have no Liability with respect to indemnification claims by Buyer Indemnified Persons under Section 10.2(a) or 10.2(c) after Seller has made payments to or on behalf of Buyer Indemnified Persons (including payments from the Indemnity Escrow Amount) in respect of any and all indemnification claims under Sections 10.2(a) and 10.2(c) that, in the aggregate, are equal to $20,000,000; provided, however that such limitation shall not apply to (i) any claim made under Section 10.2(a) in respect of any breach of representation or warranty by Seller under Section 3.1, 3.2, 3.4, 3.8, 3.18, 3.22 (but only to the extent such breach re lates to Taxes), 3.29 or 3.30 or by any Shareholder under Article 4, or (ii) any claim made under Section 10.2(c) in respect of a breach of covenant under Article 2.

10.5 Limitations on Buyer’s Indemnity Obligations.

              (a)          Buyer shall have no Liability with respect to indemnification claims under Section 10.3(a) or 10.3(c) until the total of all Losses with respect to such matters exceeds the Claims Deductible, and then Buyer shall only be liable for claims under Sections 10.3(a) and 10.3(c) to the extent that the aggregate amount of Losses underlying such claims exceeds the Claims Deductible.  Notwithstanding the foregoing, the Claims Deductible shall not apply to any claim made under Section 10.3(a) in respect of any breach of representation or warranty by Buyer under Section 5.1, 5.2 or 5.5.

              (b)          Buyer shall have no Liability with respect to indemnification claims under Section 10.3(a) or 10.3(c) after it has made payments to or on behalf of Seller Indemnified Persons in respect of any such indemnification claims that, in the aggregate, are equal to $20,000,000; provided, however that such limitation shall not apply to any claim made under Section 10.3(a) in respect of any breach of representation or warranty by Buyer under Section 5.1, 5.2 or 5.5.

10.6 Time Limitations.

              (a)          For purposes of this Agreement, an Indemnified Person may only assert a claim for indemnification under Section 10.2(a) or Section 10.3(a) (as applicable) during the applicable period of time (the “Claims Period”) specified as follows:

             (i)          With respect to any indemnification claim arising out of the breach by Seller or any Shareholder of any representation or warranty contained in Section 3.1, 3.2, 3.4, 3.8, 3.29 or 3.30 or Article 4 or the breach by Buyer of any representation or warranty contained in Section 5.1, 5.2 or 5.5, the Claims Period shall commence on the date of this Agreement and continue indefinitely.

             (ii)          With respect to any indemnification claim arising out of the breach by Seller of any representation or warranty contained in Section 3.18 or 3.22 (but only to the extent such breach relates to Taxes), the Claims Period shall commence on the date of this Agreement and continue until the date which is sixty (60) days after the expiration of the applicable statute of limitations.

             (iii)          With respect to any other indemnification claim arising out of the breach by Seller or Buyer of any representation or warranty contained in this Agreement not referred to in Section 10.6(a)(i) or 10.6(a)(ii), the Claims Period shall commence on the date of this Agreement and continue until the second (2nd) anniversary of the Closing Date.

              (b)          withstanding the provisions of Section 10.6(a), if before 5:00 p.m. (Arizona time) on the last day of the applicable Claims Period, either Party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim for indemnity under Section 10.2 or Section 10.3, and such claim has not been finally resolved, settled or otherwise disposed of as of such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved, settled or otherwise disposed of in accordance with the terms of this Agreement.

10.7 Procedure for Third-Party Claims.

              (a)          Promptly after receipt by a Person entitled to indemnity under Section 10.2 or 10.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give prompt written notice to the Party obligated to indemnify under such Section (the “Indemnifying Party”) of the assertion of such Third-Party Claim, which notice shall set forth in reasonable detail the subject matter of the claim, the amount of the claim in question (to the extent known or estimable by the Indemnified Person) and any other material or pertinent facts regarding the claim (to the extent known by the Indemnified Person); provided, however, that the failure by the Indemnified Person to provide such prompt written notice to the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Person, except to the extent that the Indemnifying Party can demonstrate that the defense of such Third-Party Claim has been prejudiced by the Indemnified Person’s failure to give such prompt written notice.

              (b)          If an Indemnified Person gives notice to the Indemnifying Party pursuant to Section 10.7(a) of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, subject to Section 10.7(c), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person.  After notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it reasonably and diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Third- Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effectuated by the Indemnifying Party without the Indemnified Person’s Consent (not to be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Applicable Law or of the rights of any Person, (ii) an express condition thereof is the release of the Indemnified Person by each Third Party claimant from all Liability with respect to such Third-Party Claim, and (iii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.  If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within fifteen (15) days after th e Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnified Person shall be entitled, to the Indemnifying Party’s exclusion and at the Indemnifying Party’s cost, to fully assume the defense of such Third-Party Claim, and the Indemnifying Party shall be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person in respect thereof.

              (c)          Notwithstanding the foregoing provisions of this Section 10.7, the Indemnified Person may require that the Indemnifying Party not assume or maintain control of, or actively participate in (in which case, the Indemnifying Party shall not assume, maintain control of or actively participate in) the defense of, any Third Party Claim against the Indemnified Person if (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation of the Indemnifying Party and Indemnified Person would be inappropriate, (ii) the Indemnified Person requests, and the Indemnifying Party fails to provide (A) reasonable assurance to the Indemnified Person of the Indemnifying Party’s financi al capacity and willingness to defend such Third-Party Claim and to provide indemnification with respect thereto, and (B) an acknowledgment to the

Indemnified Person of the Indemnifying Party’s responsibility to provide indemnification with respect thereto, or (iii) the Indemnified Person determines in good faith that there is a reasonable probability that the Third-Party Claim may adversely affect it or its Affiliates or Representatives other than as a result of monetary damages for which it or they would be entitled to indemnification under this Agreement.  In any of these events, the Indemnified Person may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party shall not be bound by any compromise or settlement of such Third-Party Claim for the purposes of this Agreement without its prior written consent to such compromise or settlement (not to be unreasonably withheld or delayed).

              (d)          With respect to any Third-Party Claim subject to indemnification under this Article 10, (i) both the Indemnified Person and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree to use commercially reasonable efforts to render to each other such assistance as they may reasonably require of each other and to cooperate reasonably and in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

              (e)          With respect to any Third-Party Claim subject to indemnification under this Article 10, each Party agrees to use commercially reasonable efforts to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information (including the Confidential Information) of the other Party and the attorney-client and work-product privileges of the other Party.  In connection therewith, each Party agrees that (i) it shall use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Applicable Law and rules of procedure), and (ii) all communications between either Party and counsel respons ible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

          10.8          Other Claims.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to the Indemnifying Party, which notice shall set forth in reasonable detail the subject matter of the claim, the amount of the claim in question (to the extent known or estimable by the Indemnified Person) and any other material or pertinent facts regarding the claim (to the extent known by the Indemnified Person), and shall be paid promptly by the Indemnifying Party after such notice, together with satisfactory proof of Losses or other documents evidencing the basis of the Losses sought, are received by the Indemnifying Party.

          10.9          Effect of Materiality.  For purposes of calculating the amount of Losses to which the Buyer Indemnified Party or Seller Indemnified Party (as applicable) is entitled as a result of any inaccuracy or breach of a representation or warranty in this Agreement or in any agreement, certificate or instrument furnished or to be furnished pursuant hereto or in connection with the Contemplated Transactions, such representation or warranty shall not be deemed qualified by any concept of “material,” “materiality,” “Material Adverse Effect” or other similar qualification.

          10.10          Adjustment to Purchase Price.  Any indemnification payment made pursuant to this Article 10 shall be treated as an adjustment to the Purchase Price for Tax purposes.

          10.11          Exclusive Remedy.  The indemnification rights provided in this Article 10 shall be the sole and exclusive remedy available to the Parties and the other Indemnified Persons for any and all Losses related to a breach of any of the terms, conditions, covenants, agreements, representations or warranties contained herein or in any of the Buyer Closing Documents or the Seller Closing Documents, or any right, claim or action arising from the Contemplated Transactions (and each Party hereby waives, to the fullest extent that it may do so, any other right or remedy that may arise under any Applicable Law); provided, however, that the provisions of this Section 10.9 shall not preclude either Party from bringing an action for specific performance, injunctive relief or any other equitable remedy to req uire the other Party or any other applicable Person to perform its obligations under this Agreement, the Buyer Closing Documents or the Seller Closing Documents, and the provisions of this Section 10.11 shall not apply in the case of fraud or willful misconduct.

          10.12          Claims Against Indemnity Escrow Amount First.  A Buyer Indemnified Person must first make a claim for indemnification under Section 10.2 against the Indemnity Escrow Amount for the portion of the claim that does not exceed the Indemnity Escrow Amount then held in escrow and not otherwise claimed against before such Buyer Indemnified Person may make an indemnification claim directly against Seller.  A Buyer Indemnified Person may make a claim for indemnification against Seller under Section 10.2 and demand direct payment from Seller in respect of such claim only to the extent that such claim exceeds any amounts remaining, and not otherwise claimed against, the Indemnity Escrow Amount.  For avoidance of doubt, Buyer may at its sole option demand direct payment from Seller for any claims by Buyer for amounts due pursuant to Section 2.6(e); Seller acknowledges that such claim is not subject to this Article 10.

          10.13          Limitations on Environmental Condition Indemnification.

              (a)          Buyer agrees that, in connection with any indemnification claim against Seller under Section 10.2(e) for Losses incurred in connection with the Remediation of any of the environmental conditions described on Schedule 10.2(e), Seller shall only be liable to indemnify Buyer Indemnified Person for those Losses incurred to satisfy the Remediation Standard.

              (b)          For purposes of this Agreement, “Remediation” shall mean all actions required to (i) investigate, clean up, remove or treat any Hazardous Material that is present or has been Released, (ii) restore or reclaim the Environment with respect to such presence or Release(s), (iii) perform required remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations and maintenance and monitoring with respect to such presence or a Release, and (iv) prepare and submit any reports, submissions or other responses required to be provided to or filed with any Governmental Authority in connection with any such activities and, to the extent necessary or appropriate, respond to any comments from any Governmental Authority in connection therewith.

              (c)          For purposes of this Agreement, the “Remediation Standard” shall be the standard which (i) complies with the minimum standards under Applicable Law (including Environmental Laws) as in effect at the time of the completion of the Remediation, (ii) is the minimum standard necessary to obtain approval or authorization by all Governmental Authorities with jurisdiction over such matters, where such approval or authorization is required by applicable Environmental Laws, (iii) complies with the minimum standards set forth in the applicable lease for the Leased Real Property, if any, (iv) complies with any enforceable Order, Proceeding or Contract, and (v) is necessary to resolve a Third-Party Claim for which a Buyer Indemnified Person is liable.

              (d)          With respect to the Regulatory Compliance Matters Table included on Schedule 10.2(e), Buyer shall use commercially reasonable efforts to correct all noncompliance matters disclosed on such table within one hundred and twenty (120) days following the Closing Date for such matters which can reasonably be corrected within such one hundred and twenty (120)-day period, and otherwise as soon as reasonably practicable, with Seller indemnifying any Buyer Indemnified Person for all Losses incurred by such Buyer Indemnified Person in connection with the making of such corrective efforts, including any fines, penalties or other charges assessed against such Buyer Indemnified Person in connection therewith.  If Buyer fails to use such commercially reasonable efforts to cor rect any such noncompliance matter disclosed on such table within one hundred and twenty (120) days following the Closing Date or within such other reasonably practicable period, and the Losses incurred by a Buyer Indemnified Person as a result of such noncompliance matter would have been a lesser amount but for Buyer’s failure to use such commercially reasonable efforts to correct such noncompliance matter within one hundred and twenty (120) days following the Closing Date or within such other reasonably practicable period, then Seller shall only be required to indemnify Buyer for such lesser amount of Losses.

              (e)          Unless reasonably necessary to investigate, uncover, disclose or undertake Remediation of an environmental condition that is apparent or is reasonably believed or suspected by Buyer to exist on, under or about any Seller/Subsidiary Property, or unless required by Applicable Law (including Environmental Law), Order, Contract, a lease for any Leased Real Property, or required or reasonably advisable to investigate and/or respond to, or to correct, an imminent or substantial threat to human health or the Environment, or as necessary for the construction, maintenance, repair or modification of any Seller/Subsidiary Property; or as necessary or reasonably requested by a bank, financial institution, underwriter, insurer or other applicable Third Party in connection with financin g or refinancing, raising capital or issuing debt, obtaining insurance, or other similar bona fide business purpose, Buyer shall not, nor shall it cause or permit any Person within its control to, undertake any invasive sampling, testing, investigation or analysis to uncover or disclose any environmental condition on any Seller/Subsidiary Property.

ARTICLE 11
TERMINATION

          11.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the written agreement of Seller and Buyer;

              (b)          by Seller or Buyer, by written notice to the other, if the Closing has not occurred by 5:00 p.m. (Arizona time) on June 30, 2005, unless the failure to close is due to the failure of the notifying Party to perform or comply with any of the covenants or obligations contained herein to be performed or complied with by it at or prior to the Closing;

              (c)          by Seller, by written notice to Buyer, if any of Seller’s conditions set forth in Article 8 has not been fulfilled, or if it becomes incapable of fulfillment, by 5:00 p.m. (Arizona time) on June 30, 2005, unless, in either such case, such non-fulfillment is due to the failure of Seller to perform or comply with any of the covenants or agreements contained herein to be performed or complied with by Seller; or

              (d)          by Buyer, by written notice to Seller, if any of the conditions set forth in Article 9 has not been fulfilled, or if it becomes incapable of fulfillment, by 5:00 p.m. (Arizona time) on June 30, 2005, unless such non-fulfillment is due to the failure of Buyer to perform or comply with any of the covenants or agreements contained herein to be performed or complied with by Buyer.

Notwithstanding the foregoing, if the Closing has failed to occur by June 30, 2005, and the sole reason for such failure is that Seller and Buyer are waiting to receive from the Puerto Rico Industrial Development Corporation or the Puerto Rico Secretary of State (or equivalent Governmental Authority) the consent required pursuant to § 10108(a) of Title 13, Subtitle 15, Part II, Chapter 905 of the Laws of Puerto Rico Annotated (or any other Applicable Law related to such provision) in connection with the change of control of Tech Group Puerto to occur at Closing (as such consent is referenced on item 2 of Schedule 3.3), the dates referred to in Sections 11.1(b), (c) and (d) shall be extended for up to sixty (60) days to permit Seller and Buyer additional time to obtain receipt of such consent.

          11.2          Effect of Termination.  In the event of the termination of this Agreement pursuant to the provisions of Section 11.1, this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the Contemplated Transactions on the part of either Party or any of its Representatives or Affiliates.  Notwithstanding the foregoing, (i) the provisions of this Section 11.2, Section 11.3 and Article 12, and the definitions herein applicable to any of such provisions, shall survive such termination indefinitely or until the earlier specified time referred to in such provision, and (ii) if the Closing does not occur as a result of either Party’s breach of any representation, warranty, covenant or obligation hereunder, the termination of this Agreement pursuant to Section 11.1 shall not relieve the breaching Party of any Liability for such breach, and the non-breaching

Party shall be entitled to all remedies against the breaching Party for such breach, whether at law or in equity, even if the non-breaching Party is the Party that terminated this Agreement.

          11.3          Termination Fee.  If Buyer terminates this Agreement prior to Closing based on Buyer’s decision to pursue another acquisition of a company operating in a business substantially similar to the Business with consideration (including assumption of debt and earn-out or other similar deferred purchase price payments) of between $100 million and $175 million, and Buyer enters into a definitive, binding acquisition or merger agreement with a Third Party with respect to such other transaction within ninety (90) days after Buyers’ delivery to Seller of written notice of termination of this Agreement, Buyer shall reimburse Seller up to $250,000 of Seller’s out-of-pocket fees and expenses (including attorneys’ fees and expenses) incurred in connection with the negotiation and drafting of this Agr eement and the consummation of the Contemplated Transactions.  Such reimbursement shall be paid within five (5) Business Days after Buyer’s entry into such definitive, binding acquisition agreement and shall constitute Seller’s sole and exclusive remedy, and shall be deemed to be liquidated damages, for the acts or omissions which resulted in Buyer’s termination of this Agreement in the circumstances described above; provided, however, that such reimbursement obligation of Buyer shall not apply and shall not be due to Seller if, at the time of such termination in the circumstances described above, Buyer was entitled to terminate this Agreement pursuant to Section 11.1(d).

ARTICLE 12
GENERAL PROVISIONS

          12.1          Expenses; Transfer Taxes.  Except as otherwise provided in this Agreement, each Party shall bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of its Representatives (with any such expenses of the Subsidiaries being borne by Seller).  Any and all sales Taxes, transfer Taxes, recording fees and other similar Taxes or fees payable as a result of or in connection with the Contemplated Transactions shall be paid by Buyer and shall be remitted as soon as practicable by Buyer in accordance with Applicable Law.

          12.2          Notices.  All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the fax number specified below and once the appropriate facsimile confirmation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (ii) or (iv) hereof, or (iv) if sent through an overnig ht delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(a)	To Seller or either Shareholder, before the Closing:

The Tech Group, Inc.
14677 N. 74th Street
Scottsdale, Arizona 85260
Attention: Harold J. Faig, President & CEO
Fax: (480) 281-4956

with a copy (which shall not constitute valid delivery to Seller) to:

Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
Attention: Matthew P. Feeney or Garth D. Stevens
Fax: (602) 382-6070

(b)	To Seller or either Shareholder, after the Closing:

The Tech Group, Inc.
c/o Hal Tashman
5801 E. Starlight Way
Paradise Valley, Arizona 85253
Fax: (480) 481-6045

with a copy to:

Steven K. Uhlmann
11401 E. Bella Vista
Scottsdale, Arizona 85259
Fax: (480) 661-8388

and with a copy (which shall not constitute valid delivery to Seller or either Shareholder) to:

Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
Attention: Matthew P. Feeney or Garth D. Stevens
Fax: (602) 382-6070

(c)	To Buyer:

West Pharmaceutical Services, Inc.
101 Gordon Drive
Lionville, Pennsylvania 19341
Attention: Donald Morel, Jr., Ph.D., Chairman, President and CEO
Fax: (610) 594-3000

with a copy (which shall be delivered by facsimile) to:

West Pharmaceutical Services, Inc.
Attention: John Gailey, General Counsel
Fax: (610) 594-3021

with a copy (which shall not constitute valid delivery to Buyer) to:

Dechert LLP
1717 Arch Street
4000 Bell Atlantic Tower
Philadelphia, Pennsylvania 19103
Attention: Christopher Karras, Esq.
Fax: (215) 994-2222

Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide reasonable evidence of such actual receipt.  Either Party may change its address for the receipt of notices, requests, demands, claims and other communications hereunder by giving the other Party notice of such change in the manner herein set forth.

          12.3          Dispute Resolution.  Except for actions for specific performance, injunction or other equity remedies contemplated in this Agreement or in any Seller Closing Document or Buyer Closing Document, any dispute or difference between the Parties arising out of or in connection with this Agreement or the Contemplated Transactions which the Parties are unable to resolve themselves shall be submitted to and resolved by arbitration before a single arbitrator, for amounts in dispute under $5,000,000 and otherwise before a panel of three (3) arbitrators, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as supplemented or modified by the provisions of this Section 12.3.  Notwithstanding the foregoing, if, pursuant to Section 2.16, Buyer or Seller elects to submit a dispute under any of Section 2.11(b), 2.12(b) or 2.12(f) to arbitration pursuant to this Section 12.3, then such Party shall give written notice to the other Party of such election.  In such event, the three (3)-member arbitration panel shall be selected by each of Buyer and Seller selecting one arbitrator within thirty (30) days of such notice and the two (2) arbitrators selecting a third (3rd) arbitrator by mutual agreement; provided that if one Party does not select an arbitrator within the aforementioned thirty (30)-day period, then the arbitrator selected by the other Party shall be the sole arbitrator to consider and decide upon the dispute in question.  The arbitrator(s) shall consider the dispute at issue in Phoenix, Arizona within one hundred twenty (120) days (or such other period as may be acceptable to the Parties to the dispute) of the designation of the arbitrator(s).  The arbitrator(s) shall be bound to follow the laws of the St ate of Pennsylvania, decisional and statutory, in reaching any decision and making any award and shall deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the Parties, who shall promptly act in accordance therewith.  Any award of the arbitrator(s) shall be final, conclusive and binding on the Parties; provided, however that either Party may seek the vacating, modification or correction of the arbitrator(s)’ decision or award as provided under Section 10 and Section 11 of the Federal Arbitration Act 9 U.S.C. §1-14.  Either Party may enforce any award rendered pursuant to the arbitration provisions of this Section 12.3 by bringing suit in any court of competent jurisdiction.  All costs and expenses attributable to the arbitrator(s) shall be allocated between the Parties in such manner as the arbitrator(s) determine to be appropriate under the circumstances; provided, however that if any disagreement under Section 2.11 or Section 2.12 is referred to arbitration under this Section 12.3 pursuant to Section 2.16, all costs and expenses attributable to the arbitrator(s) shall be paid by the Party against which the arbitrator(s) rule, consistent with the provisions of Sections 2.11 and 2.12.  Either Party may file a copy of this Section 12.3 with any arbitrator or court as written evide nce of the knowing, voluntary and bargained agreement among the Parties with respect to the subject matter of this Section 12.3.

          12.4          Waiver; Remedies Cumulative.  Except to the extent provided by Section 10.9, the rights and remedies of the Parties hereunder are cumulative and not alternative.  Neither any failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by Applicable Law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless made in writing and signed by the other Party, (ii) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          12.5          Entire Agreement and Modification.  This Agreement (including the Appendices, Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the Parties pursuant hereto) constitutes the entire and final agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made between the Parties, whether written or oral, with respect to the subject matter hereof; provided, however, that the confidentiality letter agreement dated November 24, 2004 between the Parties shall remain in full force and effect until the consummation of the Closing.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

          12.6          Assignments; Successors; No Third-Party Rights.  Neither Party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.  Notwithstanding the foregoing, Buyer may assign any of its rights and obligations hereunder in whole or in part to any direct or indirect subsidiary of Buyer and may collaterally assign its rights hereunder to any lender or financing source to Buyer or its subsidiaries, in each case, without the consent of the Seller; provided, however, that no such assignment by Buyer shall relieve Buyer from any of its obligations hereunder.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except (i) as provided under Article 10 with respect to the indemnification of Buyer Indemnified Persons and Seller Indemnified Persons, and (ii) such rights as shall inure to a successor or permitted assign pursuant to this Section 12.6.

          12.7          Severability.  If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any Governmental Authority or arbitrator or under any Applicable Law, the Parties shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement.  In any event, the invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

          12.8          Dates and Times.  Dates and times set forth in this Agreement for the performance of the Parties’ respective obligations hereunder or for the exercise of their rights hereunder shall be strictly construed, time being of the essence of this Agreement.  All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by either Party of any action, covenant, agreement, obligation or notice hereunder shall mean and refer to calendar days, unless otherwise expressly provided.  Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at 5:00 p.m. (Arizona time) on the last day of the applicable time period provided for her ein.  If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by either Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence shall automatically be extended to the next Business Day following such date.

          12.9          Governing Law.  Except as provided in Section 12.3 with respect to the application of specific provisions of the Federal Arbitration Act 9 U.S.C. §1-14, this Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to conflicts-of-laws principles that would require the application of any other law.

          12.10        Execution of Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

          IN WITNESS WHEREOF, the Parties have executed this Stock and Asset Purchase Agreement as of the date first written above.

Seller:		Buyer:

THE TECH GROUP, INC., an Arizona corporation		WEST PHARMACEUTICAL SERVICES, INC., a Pennsylvania corporation

By:	/s/ Harold J. Faig	By:	/s/ Donald E. Morel, Jr., Ph.D.

	Harold J. Faig		Donald Morel, Jr., Ph.D.
	President & CEO		Chairman, President & CEO

Shareholders:

/s/ STEVEN K. UHLMANN

STEVEN K. UHLMANN

/s/ HALDUN TASHMAN

HALDUN TASHMAN

APPENDIX A

DEFINITIONS

          A-1.          Terms Defined.  Initially capitalized words or terms not defined in the body of this Agreement have the following meanings:

          “Accounts Receivable” means all trade and other accounts receivable and other rights to payment from past or present customers and other account debtors of Seller or any Subsidiary, and the full benefit of all security for such accounts or rights to payment, including all trade, vendor and other accounts receivable representing amounts receivable in respect of goods sold or services rendered to customers of the Business or in respect of amounts refundable or otherwise due to Seller or any Subsidiary from vendors, suppliers or other Persons in connection with the Business.

          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, with the terms “control” and “controlled” meaning for purposes of this definition, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, partnership or other ownership interests, or by contract or otherwise.

          “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under any other Applicable Law.

          “Agreement” has the meaning set forth in the first paragraph of this Agreement, and includes all Appendices, Schedules and Exhibits attached hereto.

          “Applicable Law” means any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, treaty, statute, law, by-law, ordinance, principle of common law (including any ruling or decision of a judicial or quasi-judicial entity), code, regulation, rule or enforceable policy of a Governmental Authority.

          “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in Phoenix, Arizona or Philadelphia, Pennsylvania are permitted or required by Applicable Law to be closed.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Consent” means any approval, consent, permission, ratification, waiver or other authorization.

          “Consolidated Tax Return” shall mean all Tax Returns relating to Taxes of a consolidated, combined or unitary group.

          “Contemplated Transactions” means the transactions contemplated by this Agreement.

          “Contract” means any contract, agreement, purchase or sale order, invoice, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

          “EBITDA” means earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP, consistently applied; provided, however, that EBITDA shall not include or be calculated with respect to (i) any revenue, income or expense of Tech Group Asia, (ii) any revenue, income or expense of any subsidiary, business, division or line of business acquired by Buyer or any Subsidiary or any other Affiliate thereof after the Closing, or (iii) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such net income for such period, losses on sales of assets outside of the ordinary course of business).

          “Effective Time” means 12:01 a.m. (Arizona time) on the Closing Date.

          “Employee” means any full-time or part-time employee of Seller or any Subsidiary, including any officer of Seller or any Subsidiary.

          “Employee Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) and each other employment, fringe benefit, or other retirement, bonus, deferred or incentive compensation plan, program, arrangement or agreement sponsored, maintained or contributed to or required to be contributed to by Seller, any Subsidiary or any ERISA Affiliate for the benefit of any current or former employee or director of Seller, any Subsidiary or any ERISA Affiliate.

          “Encumbrance” means any mortgage, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, license, covenant, title defect, option, right of first refusal or other restriction or limitation on title of any nature whatsoever.

          “Environment” means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

          “Environmental, Health and Safety Liabilities” means any and all claims, costs, damages, expenses and/or Liabilities arising from or under any Environmental Law or Occupational Safety and Health Law, including Remediation.

          “Environmental Law” means any Applicable Law that relates to protection of the Environment, to human health and safety, industrial hygiene, or to any Hazardous Activity or any use, handling of any kind, Release or transportation of any Hazardous Material, including any disclosure or reporting obligations to a Governmental Authority or otherwise, any internal record-keeping, any permitting or registration, and any investigation or Remedial action, and any other Applicable Law pertaining to the protection of the health and safety of Employees or the public.

          “Environmental Permit” means any Permit obtained pursuant to or required by any Environmental Law.

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          “Equipment” means all vehicles, machinery, equipment, tools, furniture, office equipment, computer hardware (including peripherals), fixtures, dies, tooling, appliances, spare parts, supplies, materials and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller or any Subsidiary.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that together with Seller or any Subsidiary is or ever was deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

          “Escrow Agent” means Bank of America Trust Company.

          “GAAP” means generally accepted accounting principles for financial reporting in the United States of America as of the date of any application thereof.

          “Governmental Authority” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) federal, state, county, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or (v) official of any of the foregoing.

          “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, recycling, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any facility or other real property now or formerly owned, leased, operated or otherwise used by Seller, any Subsidiary or any Affiliate or agent thereof in connection with the conduct of the Business, or from any other asset of Seller or any Subsidiary, into the Environment.

          “Hazardous Material” means any substance, material or waste which is regulated by any Governmental Authority, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic waste” or “toxic substance” under any Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

          “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act.

          “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for money borrowed, (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including earn-out obligations), all conditional sale obligations of such Person (as purchaser) and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities arising in the ordinary course of business

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and not more than ninety (90) past due in accordance with their payment terms, except to the extent being disputed in good faith), (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP consistently applied, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) the liquidation value of all redeemable preferred stock of such Person, (vii) all obligations under any interest rate and currency hedging agreements, including swap breakage or associated fees, (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person), and (x) all accrued interest, fees and other expenses owed with respect to any of the foregoing and any commitment fees, prepayment premiums, penalties, fees or similar breakage costs or other similar costs and expenses related to any of the foregoing.

          “Independent Accountants” means a firm of certified public accountants in the United States that does not provide, and has not within the five (5) years preceding the Closing Date ever provided, accounting, audit, consulting or any other services to either Party or any Affiliate or to any director or officer of either Party or any Affiliate thereof.

          “Intellectual Property” shall mean (i) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, domain names, trade names, and corporate names, including all goodwill associated therewith, (iii) all copyrights and copyrightable works, (iv) all proprietary know-how, Trade Secrets and confidential business information, (v) all computer software (including data and related documentation and object and source codes), (vi) all other proprietary information or intellectual property rights, (vii) any registrations or applications for registration of the foregoing, (viii) and all rights of action arising from any of the fo regoing, including but not limited to, all claims by reason of, and the right to collect damages for, the past, present or future infringement, dilution or misappropriation thereof.

          “Inventories” means all product inventories of the Subsidiaries, including finished goods, supplies, scrap, containers, consigned inventory, parts and work in process and raw materials to be used or consumed by the Subsidiaries in the production of finished goods, wherever located.

          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

          “Knowledge” means:

              (a)          when used to qualify a representation, warranty or other statement of Seller in this Agreement, the knowledge, after reasonable inquiry, of any of Steve Uhlmann, Hal Tashman, Harold Faig or Thomas Niemiec; and

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              (b)          when used to qualify a representation, warranty or other statement of Buyer in this Agreement, the knowledge, after reasonable inquiry, of any of Donald Morel, Jr., William Federici or John Gailey.

          “Liability” means with respect to any Person (including either Party), any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

          “Material Adverse Effect” means any event, circumstance, change, occurrence or effect that, either individually or in the aggregate, has a material and adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or operating results of Seller and the Subsidiaries, taken as a whole, or (b) the ability of Seller to perform its obligations under this Agreement and the Seller Closing Documents or to consummate the Contemplated Transactions; provided, however, that in no event shall the following be deemed to constitute, nor shall the following be taken into account in determining whether there has been or shall be, a Material Adverse Effect:   any effect or result of changes generally affecting the injection molding industry in which Seller or the Subsidiaries operate or generally affecting the United States econ omy or any other national or regional economy in which Seller or any Subsidiary operates that does not have a materially disproportionate effect on Seller, the Subsidiaries or the Business vis-à-vis other Persons that are engaged in the injection molding industry.  For purposes of determining whether a breach of a representation or warranty under this Agreement has a Material Adverse Effect, the effect of such breach shall be considered cumulatively with the effect of all other breaches (or circumstances which, but for materiality or Material Adverse Effect qualifies, would be breaches) of other representations and warranties, in each case, determined without regard to any materiality or Material Adverse Effect qualifiers.

          “Material Buyer Consents” means the Consents listed on Schedule 9.4.

          “Nektar Supply Agreement” means that certain Manufacturing and Supply Agreement dated as of July 31, 2000 by and among Tech Group North America, Nektar Therapeutics (formerly named Inhale Therapeutic Systems, Inc.) and Bespak Europe Ltd., as may be amended from time to time following the Closing.

          “Nektar Business” means the product manufacturing and supply business conducted by Tech Group North America (or, following the Closing, any Affiliate, successor or assign thereof) pursuant to (i) the Nektar Supply Agreement, and (ii) any other Contract entered into between Tech Group North America (or, following the Closing, any Affiliate, successor or assign thereof) with Nektar Therapeutics or any Affiliate thereof.

          “Net Working Capital” means the amount, as of the Effective Time, by which the consolidated current assets of Seller and the Subsidiaries (excluding the Excluded Seller Assets and excluding the value of Tech Group North America’s capital investment in Enovatech) exceeds the consolidated current liabilities of Seller and the Subsidiaries (excluding the Retained Seller Liabilities), in each case determined in accordance with GAAP, consistently applied.

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          “Occupational Safety and Health Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

          “Order” means any order, injunction, judgment, decision, finding, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

          “Permit” means any Consent, franchise, certification, order, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority, quasi-Governmental Authority or non-governmental Third Party or pursuant to any Applicable Law.

          “Permitted Encumbrance” means (i) any defect, exception, restriction, easement, right of way or other Encumbrance disclosed in any policy of title insurance or on any Schedule, (ii) any statutory lien for current Taxes, assessment or other governmental charge not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor, (iii) any mechanic’s, carrier’s, worker’s, repairer’s or similar lien arising or incurred in the ordinary course of business that is not material to the Business or to the operations or financial condition of Seller and the Subsidiaries taken as a whole, (iv) any zoning, entitlement or other land use or environmental regulation by any Governmental Authority, provided that such regulation has not been violated in an y material respect, (v) any of the specific Encumbrances listed under Part 2 of Schedule 3.8, and (v) any such other imperfection in title, charge, easement, restriction or other Encumbrance that does not materially detract from the value of or materially interfere with the present use of any of the Seller Assets or any of the property or assets of any Subsidiary subject thereto or affected thereby.

          “Person” means an individual, partnership (general or limited), corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

          “Proceeding” means any action, arbitration, audit, hearing, investigation, complaint, claim, litigation (including any pre-litigation Proceeding) or lawsuit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

          “Q Sub Subsidiaries” means Tech Group North America and Tech Group Grand Rapids.

          “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

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          “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other authorized representative of that Person.

          “Seller Group” means the Affiliated Group of which Seller is the common parent as of the Closing Date.

          “Subsidiaries” means, collectively, Tech Group North America, Tech Group Grand Rapids, (mfg) Tech Group Puerto Rico, Inc., an Arizona corporation, Tech Group De Mexico SRL De CV, a Mexican corporation, Tech Group Europe, Tech Technologies and Tech Group Innovative Solutions, and “Subsidiary” means any of the foregoing.

          “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other contract.

          “Taxing Authority” means the Internal Revenue Service or an any other Governmental Authority responsible for the collection or administration of any Tax.

          “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Applicable Law relating to any Tax.

          “TSC Holdings” means TSC Holdings, Inc., an Arizona corporation.

          “Tech Group Asia” means Tech Group Asia Ltd., a Singapore company.

          “Tech Group Europe” means Tech Group Europe Limited, an Irish corporation.

          “Tech Group Grand Rapids” means Tech Group Grand Rapids, Inc., a Delaware corporation.

          “Tech Group Innovative Solutions” means Tech Group Innovative Solutions Limited, an Irish corporation.

          “Tech Group Marks” means any and all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the

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foregoing, and all applications, registrations and renewals thereof, that incorporate the name “Tech Group” or “Tech-Group” or any related logo or design.

          “Tech Group North America” means Tech Group North America, Inc., an Arizona corporation.

          “Tech Group U.K.” means Tech Group Europe Limited, a U.K. corporation.

          “Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by Seller or any Subsidiary.

          “Tech Technologies” means Tech Technologies Limited, an Irish corporation.

          “Third Party” means a Person that is not a Party or a Subsidiary and is not an Affiliate of either Party or any Subsidiary.

          “Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

          “Title IV Plan” means any Plan that is subject to Title IV of ERISA.

          “Trade Secrets” means any and all confidential and proprietary know-how, trade secrets, technical information, data, process technology and plans of Seller or any Subsidiary used in the conduct of the Business.

          A-2.          Terms Defined in Body of Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the Sections or paragraphs of this Agreement indicated alongside such terms:

Term	Section

2005 EBITDA	2.11
2005 EBITDA Accounting Principles	2.11(d)
2005 Final Submission	2.11(b)
2006 Nektar EBITDA	2.12
2006 Nektar EBITDA Target	2.12
Accounting Principles	2.6(a)
Acquisition Transaction	6.11
Allocation Statement	7.2(a)
Assigned Seller Contracts	2.2(d)
Assignment and Assumption Agreement	2.8(k)
Assumed Seller Liabilities	2.4(a)

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Term	Section

Bardray	3.1
Bill of Sale	2.8(i)
Business	Recital A
Buyer	Opening paragraph of Agreement
Buyer Closing Document	5.2
Buyer Indemnified Persons	10.2
Buyer’s Calculated Debt Amount	2.18(b)
Capital Lease Amount	2.18(a)
Charter Documents	3.1(b)
Claims Deductible	10.4(a)
Claims Period	10.6
Closing	2.7
Closing Date	2.7
Closing Net Working Capital	2.6(b)
Closing Statement	2.6(b)
Continuing Capital Leases	2.16
CSG	10.2(i)
EBITDA Test Escrow Agreement	2.5(a)
EBITDA Test Escrow Amount	2.5(a)
Enovatech	3.1
Estimated Capital Lease Amount	2.18(a)
Estimated Net Working Capital	2.6(a)
Estimated Total Indebtedness	2.18(c)
Excluded Plans	2.2(i)
Excluded Seller Assets	2.3
Excluded Seller Contracts	2.3(g)
Extended Nektar EBITDA	2.12(d)
Extended Nektar EBITDA Statement	2.12(e)
Extended Nektar EBITDA Test Termination Date	2.12(d)
AlphaAdvisors Consulting Agreement	2.8(q)
Final Closing Net Working Capital	2.6(e)
Financial Statements	3.5
Firm Allocations	7.2(a)
Foreign Plans	3.28(l)
Indemnified Person	10.7(a)
Indemnifying Party	10.7(a)
Indemnity Escrow Agreement	2.5(b)
Indemnity Escrow Amount	2.5(b)
IP Assignments	2.8(j)
Leased Real Properties	3.13(a)
Losses	10.2
Nektar Disclosure Statement	2.12(e)
Nektar EBITDA Accounting Principles	2.12(h)
Non-Paying Party	7.1

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Term	Section

Owned Real Properties	3.13(a)
Parties / Party	Opening paragraph of Agreement
Paying Party	7.1
Potential Acquiror	6.11
Pre-Closing Tax Claim	7.4(a)
Pre-Closing Tax Period	2.4(b)(xii)
Post-Closing Tax Claim	7.4(b)
Purchase Price	2.5
QSSS	3.18(a)(xi)
Real Property Lease	3.13(a)
Remediation	10.13(b)
Remediation Standard	10.13(c)
Repaid Indebtedness	2.16
Retained Seller Liabilities	2.4(b)
Revised Statements	7.2(c)
Seller	Opening paragraph of Agreement
Seller Assets	2.2
Seller Closing Documents	3.2
Seller Indemnified Persons	10.3
Seller LCs	6.16
Seller/Subsidiary IP	3.17(a)
Seller/Subsidiary Properties	3.13(a)
Seller/Subsidiary Contracts	3.14
Shareholder and Shareholders	Opening paragraph of Agreement
Stock Assignments	2.8(f)
Straddle Period Tax	7.1
Subsidiary Shares	2.1
Tashman	Opening paragraph of Agreement
Tashman Consulting Agreement	2.8(p)
Tax Sharing Agreement	3.18(a)(v)
Transferred Employees	6.6(a)
Uhlmann	Opening paragraph of Agreement
Uhlmann Consulting Agreement	2.8(o)
Verification Statement	2.18(b)
Warranty Breach	2.4(b)(x)

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